Exhibit 2.1
Execution Copy

FB TRANSPORTATION CAPITAL LLC
CRX ACQUISITION LTD.
THE CRONOS GROUP
ASSET PURCHASE AGREEMENT

February 28, 2007

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 28th day of February, 2007 by and among FB Transportation Capital LLC, a Delaware limited liability company (“Sponsor”), CRX Acquisition Ltd., a Bermuda exempted company wholly-owned by Sponsor (“Purchaser”), and The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”).
RECITALS
     WHEREAS, the Purchaser proposes to purchase all of the assets and assume all of the liabilities of the Company on the terms and subject to the conditions set forth in this Agreement (the “Assets Sale”), including, but not limited to, the purchase of all of the Company’s right, title and interest (the “Ownership Interests”) in and to the following entities owned by the Company: (i) Cronos Containers Limited, an English company, (ii) Cronos Holdings/Investments (U.S.), Inc., a Delaware corporation, (iii) Cronos Containers (Cayman) Ltd., a Cayman Islands company, (iv) Cronos Management N.V., a Netherlands Antilles company, (v) Cronos Containers Pte Limited, a Singapore company, (vi) Cronos Containers Pty Limited, an Australian company, (vii) Cronos Containers (Hong Kong) Limited, a Hong Kong company, (viii) Cronos Equipment (Bermuda) Limited, a Bermuda company, (ix) Cronos Finance (Bermuda) Limited, a Bermuda company, and (x) Cronos Containers N.V., a Netherlands Antilles corporation (collectively, the “Direct Subsidiaries”), and the Company has agreed to sell the Ownership Interests to the Purchaser on the terms and subject to the conditions hereinafter set forth;
     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company has agreed that it shall convene a meeting of its shareholders with a view to placing the Company in liquidation (the “Liquidation”) in accordance with the Plan of Liquidation and Dissolution included with this Agreement as Annex 1 (the “Plan of Liquidation”);
     WHEREAS, as of the date hereof, certain shareholders of the Company have entered into Support Agreements with Sponsor in the form of Annex 2 hereto, pursuant to which such shareholders have agreed to vote their Common Shares in favor of the transactions contemplated by this Agreement; and
     WHEREAS, as of the date hereof, certain officers of the Company and its subsidiaries have entered into Equity Contribution Letter Agreements with Purchaser in the form of Annex 3 hereto (“Contribution Agreements”) pursuant to which such officers have agreed to contribute capital to Purchaser at the Closing (defined hereinafter) and pursuant to which the two senior officers of the Company have agreed to negotiate in good faith employment agreements with Purchaser, to be effective at Closing; and

     WHEREAS, as of the date hereof, Fortis Bank S.A./N.V. Cayman Islands Branch, has delivered to the Company a guaranty of the performance of Purchaser and Sponsor of all of their obligations of this Agreement;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, but subject in all respects to the satisfaction of the terms and conditions hereof, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
INTERPRETATION
1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” has the meaning assigned to such term in Section 8.1(a).

“affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the specified Person, (iii) any Person that is an executive officer or director of, general partner or manager in, or serves in a similar capacity to, the specified Person or of which the specified Person is an executive officer, director, general partner or manager or with respect to which the specified Person serves in a similar capacity.

“Agreement” has the meaning set forth in the Preamble.

“Assets Sale” has the meaning assigned to such term in the Recitals.

“Assignment and Assumption Agreement” refers to the Assignment and Assumption Agreement included herewith as Annex 4.

“Board of Directors” refers to the board of directors of the Company.

“business day” refers to any day, other than Saturday, Sunday or a U.S. Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time (U.S.). In computing any time period under Section 14(d)(5) or Section 14(d)(6) of the Exchange Act or under Regulation 14D or Regulation 14E, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day, such period shall begin to run on and shall include the first business day thereafter.

“CF Leasing” refers to CF Leasing, Ltd, a Bermuda company.

“Charter Documents” refers to (a) the Members Agreement, dated as of September 18, 2002, as amended, among CF Leasing, FB Transportation Capital LLC, and Cronos Equipment (Bermuda) Limited, (b) the certificate of formation and partnership agreements (or equivalent organizational or constitutional documents) of the Limited Partnerships, and (c) the certificate of incorporation or articles of incorporation or association and bylaws (or equivalent organizational or constitutional documents) of a Party or other Person, as the case may be.

“Closing” has the meaning assigned to such term in Section 2.4.

“Closing Date” has the meaning assigned to such term in Section 2.4.

“Code” refers to the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Shares” has the meaning assigned to such term in Section 4.2(a).

“Company” has the meaning assigned to such term in the Preamble.

“Company Assets” refers to all assets and properties of the Company of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, or leased, including, without limitation, cash, cash equivalents, notes and other evidences of Indebtedness, the Ownership Interests, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, and other investment or portfolio assets owned of record or beneficially, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, the Cronos Name, and Intellectual Property, but excluding any claim by Purchaser, Sponsor or their respective successors or assigns (but not a derivative claim made by a Shareholder) against the directors and officers of the Company and its Subsidiaries that, if such claim were brought by a third party, would entitle such directors and officers to indemnification under Section 9.7.

“Company Intellectual Property” has the meaning assigned to such term in Section 4.18(b).

“Company Leases” has the meaning assigned to such term in Section 4.17(b).

“Company Liabilities” refers to all the liabilities and obligations of the Company of any kind, whether accrued, absolute, direct, indirect, fixed, contingent, in respect of indemnities or otherwise, whether previously, now or hereafter incurred or assumed by the Company, including, without limitation, the Company’s obligations (i) for Indebtedness, (ii) for any liabilities arising out of, relating to, or in connection with its business or the Company Assets on, prior to or after the Closing Date, including liabilities for Taxes, (iii) under the Contracts listed in Schedule 4.13(a) of the Disclosure Schedule, (iv) arising out of or relating to this Agreement or the Transactions, or (v) arising out of the liquidation of the Company in accordance with the terms of this Agreement and the Plan of Liquidation.

“Company Material Adverse Effect” refers to any change, development, effect, event, condition, occurrence or state of facts that is material and adverse to the assets, business, operations or condition (financial or otherwise) of the Company and the other Cronos Entities taken as a whole, or that prevent or materially impede or delay the Company’s consummation of the transactions contemplated by this Agreement, other than, in any case, any change, development, effect, event, condition, occurrence or state of facts relating to (a) general political, financial or economic conditions or the state of the securities or capital markets in general, including, without limitation, any reduction in major market indices; (b) the trading price per share of the Common Shares; (c) the container leasing business generally or the shipping industry generally and not specifically relating to the Company or the other Cronos Entities; (d) changes in applicable Laws; (e) changes in GAAP or international accounting standards; (f) any act of terrorism or war; (g) the public announcement or disclosure of this Agreement, including any resulting (i) loss of, or disruption in, any customer, banking, financing, supplier and/or vendor relationships, or (ii) loss of personnel; (h) the taking of any action required by this Agreement; or (i) any shareholder litigation relating to this Agreement or to the Transactions. Notwithstanding the foregoing, a “material adverse effect” or “material adverse change” shall, without limitation, include the following: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ Global Select Market or the NASDAQ Global Market, for a period in excess of forty-eight (48) hours; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).

“Company’s SEC Documents” has the meaning assigned to such term in Section 4.7(a).

“Confidentiality Agreement” refers to the Confidentiality Agreement dated May 31, 2006 by and between the Company and Fortis Capital Corp.

“Contract” refers to any lease, license, contract or other agreement, instrument, obligation, or understanding, written or oral, to which the Company or any of the other Cronos Entities is a party or by which any of them or any of their properties or assets may be bound.

“Contribution Agreement” has the meaning assigned to such term in the Recitals.

“Costs” has the meaning assigned to such term in Section 9.7(b).

“Cronos Name” has the meaning assigned to such term in Section 5.9.

“Cronos Entities” refers, collectively, to the Company, the Significant Subsidiaries, CF Leasing, and the Limited Partnerships.

“Direct Subsidiaries” has the meaning assigned to such term in the Recitals.

“Disclosure Schedule” refers to the schedule delivered to Sponsor and Purchaser by the Company at the time of execution of this Agreement.

“Disbursement Account” has the meaning assigned to such term in Section 2.5(a).

“Employee Benefit Plan” has the meaning assigned to such term in Section 4.19(a).

“Employee” refers to an employee of the Company or of a Subsidiary of the Company.

“Equity Incentive Plans” refers to, collectively, the Company’s 1999 Stock Option Plan, Non-Employee Directors’ Equity Plan, 2005 Equity Incentive Plan, and all other equity compensation plans and arrangements pursuant to which equity-related awards have been issued to directors, officers, employees and service providers of the Company and the other Cronos Entities.

“ERISA Affiliate” has the meaning assigned to such term in Section 4.19(a).

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“executive officer” has the meaning assigned to such term in Section 1.8.

“Financial Statements” refers to the (i) audited consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders’ equity for the fiscal years ended December 31, 2005, 2004, and 2003, and the notes related thereto; and (ii) the unaudited condensed consolidated balance sheet of the Company as of September 30, 2006, and the related unaudited condensed consolidated statements of income, cash flows, and shareholders’ equity for the nine months ended September 30, 2006, and the notes related thereto.

“Financing Arrangements” refers to the credit facilities identified in Schedule 1.1-1 of the Disclosure Schedule.

“First Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(b).

“Fortis Parties” refers to Sponsor and Purchaser.

“Fortis Securities” has the meaning assigned to such term in Section 3.4.

“fully diluted basis” refers to, with respect to the number of Common Shares outstanding at any time, such number of outstanding Common Shares calculated assuming that all outstanding options, all granted share units, and all other rights to purchase or receive Common Shares (other than Rights) then outstanding are exercised or settled.

“GAAP” refers to United States generally accepted accounting principles.

“Governmental Entity” refers to (a) any multinational, Federal, national, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agency, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority; or (d) any quasi-governmental or private body exercising any regulatory or taxing authority under or for the account of any of the foregoing.

“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” of any Person refers to all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guaranties of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Parties” has the meaning assigned to such term in Section 9.7(b).

“Intellectual Property” refers to (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs and (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications.

“IRS” refers to the United States Internal Revenue Service.

“Joint Venture” refers to any partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns 50% or less of the outstanding shares or ownership interests.

“Key Employees” refers to the employees identified in Schedule 1.1-2 of the Disclosure Schedule.

“Knowledge” has the meaning assigned to such term in Section 1.8.

“Laws” refers to all laws (including common law), statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of or from any Governmental Entity; and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, assets or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, assets or securities.

“Limited Partnerships” refers to the limited partnerships identified in Schedule 1.1-3 of the Disclosure Schedule, representing limited partnerships managed by a Subsidiary of the Company as general partner.

“Liquidation” has the meaning assigned to such term in the Recitals.

“Liquidation Auditor” means the Commissaire à la Liquidation appointed by the Shareholders at the Second Shareholders’ Meeting to audit the report of the Liquidator pursuant to the provisions of Luxembourg’s Companies Law.

“Liquidation Distribution” has the meaning assigned to such term in Section 2.5(b).

“Liquidator” has the meaning assigned to such term in Section 2.5(b).

“Luxembourg” refers to the Grand Duchy of Luxembourg.

“Luxembourg’s Companies Law” refers to Luxembourg’s law of August 10, 1915, as amended, on Commercial Companies.

“Material Contracts” has the meaning assigned to such term by Item 601(b)(10) of the SEC’s Regulation S-K and, in addition, notwithstanding the definition of the term in Regulation S-K, includes the following Contracts with respect to the Company and its Subsidiaries to the extent that any such Contract is to be performed in whole or in part after the date hereof:
     (i) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of funds or an extension of credit or financing, and any guaranty;
     (ii) any container lease providing for lease payments of more than $250,000 in any one-year period;
     (iii) any Contract with any officer or director of the Company or the other Cronos Entities;

     (iv) any Contract that by its explicit terms limits the ability of the Company or any of the other Cronos Entities to compete in any business line or in any geographic area;
     (v) any Contract that is terminable by the other party or parties upon a change in control of the Company (including any sale of all or substantially all of its assets) or of any of the other Cronos Entities that involves anticipated future expenditures or contractual receipts by the Company or by any of the other Cronos Entities of more than $250,000 in any one-year period;
     (vi) any Contract or series of related Contracts that involve anticipated future expenditures or contractual receipts by the Company or by any of the other Cronos Entities of more than $250,000 in any one-year period;
     (vii) any Contract under which the Company or any of the other Cronos Entities grants to any third party rights to Intellectual Property that involve anticipated future expenditures or contractual receipts by the Company or any of the other Cronos Entities of more than $250,000 in any one-year period;
     (viii) any Contract under which the Company or any of the other Cronos Entities licenses from any third party Intellectual Property that involves anticipated future expenditures or contractual receipts by the Company or any of the other Cronos Entities of more than $250,000 in any one year period;
     (ix) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of the other Cronos Entities;
     (x) the Members Agreement of CF Leasing and the limited partnership agreements of the Limited Partnerships;
     (xi) any Contract or series of related Contracts pursuant to which the Company or any other Cronos Entity manages containers that involve anticipated receipts by the Company or by any other Cronos Entity of $250,000 in any one-year period;
     (xii) any Contract that grants any right of first refusal, right of first offer, resignation rights, co-sale rights, preemptive rights or similar rights;
     (xiii) any Contract with any current or former employee (who was employed by a Cronos Entity within the last four (4) years) of a Cronos Entity that contains a non-competition or other restrictive covenant;

     (xiv) any Contract for the lease or purchase of real property; and
     (xv) any amendment, supplement and modification (whether or not written) in respect of any of the foregoing.
“Name Change” has the meaning assigned to such term in Section 5.9.
“Options” refers to options to purchase Common Shares granted to participants under any of the Equity Incentive Plans.
“Ownership Interests” has the meaning assigned to such term in the Recitals.
“Parties” refers to the Company, Sponsor and Purchaser; and “Party” refers to any one of them.
“Paying Agent” has the meaning assigned to such term in Section 2.5(a).
“Pension Scheme” refers to: (a) the Group Personal Pension Plan operated by Scottish Equitable (policy number 91094 Cronos Containers); (b) the life assurance arrangement provided by Legal & General (policy number G28681); and (c) the top-up life assurance arrangement provided by Legal & General (policy number G72037).
“Person” refers to an individual, partnership, limited liability company, association, corporation, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.
“Plan” has the meaning assigned to such term in Section 4.19(a).
“Plan of Liquidation” has the meaning assigned to such term in the Recitals.
“Proposed Agreement” has the meaning assigned to such term in Section 8.1(e).
“Proxy Statement” has the meaning assigned to such term in Section 5.3(a).
“Public Limited Partnerships” has the meaning assigned to such term in Section 4.4(b).
“Public Limited Partnerships’ SEC Documents” has the meaning assigned to such term in Section 4.4(c).
“Purchase Price” has the meaning assigned to such term in Section 2.1(b).
“Purchase Price Per Share” has the meaning assigned to such term in Section 2.1(b).
“Purchaser” has the meaning set forth in the Preamble.

“Raymond James” has the meaning assigned to such term in Section 4.24.
“Real Estate” has the meaning assigned to such term in Section 4.17(a).
“Reference Balance Sheet” refers to the audited consolidated balance sheet of the Company, and the notes related thereto, included in the Company’s Form 10-K report for the year ended December 31, 2005.
“Reference Proxy Statement” refers to the Company’s definitive Proxy Statement, dated April 25, 2006.
“Representatives” has the meaning assigned to such term in Section 9.6.
“Restricted Shares” refers to restricted Common Shares awarded under any of the Equity Incentive Plans.
“SARs” refers to the stock appreciation rights granted under any of the Equity Incentive Plans.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Second Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(c).
“Securities” has the meaning ascribed thereto in the Recitals to this Agreement and “Security” means a Common Share, together with the associated Right.
“Securities Act” refers to the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Shareholder Rights Plan” refers to the Rights Agreement dated as of October 28, 1999 by and between and the Company and Equiserve Trust Company N.A.
“Shareholders” refers to the holders of Common Shares.
“Shareholders’ Meetings” has the meaning assigned to such term in Section 5.5(a).
“Significant Subsidiaries” refers to the Direct Subsidiaries, Cronos Capital Corp., a California corporation, Cronos Containers (Scandinavia) AB, a Swedish company, Cronos Securities Corp., a California corporation, and Intermodal Leasing AB, a Swedish company.
“Sponsor” has the meaning set forth in the Preamble.
“Sponsor Material Adverse Effect” refers to any change, development, effect, event, condition, occurrence or state of facts that prevents or materially impedes or delays Sponsor’s or Purchaser’s consummation of the transactions contemplated by this Agreement, other than, in any case, any change, development, effect, event, condition, occurrence or state of facts relating to (a) general political, financial or economic conditions or the state of the securities or capital markets in general, including, without limitation, any reduction in major market indices; (b) the container leasing business generally or the shipping industry generally and not specifically relating to the Sponsor and its Subsidiaries; (c) changes in applicable Laws; (d) changes in GAAP or international accounting standards; (e) any act of terrorism or war; (f) the public announcement or disclosure of this Agreement; (g) the taking of any action required by this Agreement; or (h) any shareholder litigation relating to this Agreement or to the Transactions. Notwithstanding the foregoing, a “material adverse effect” or “material adverse change” shall, without limitation, include the following: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ Global Select Market or the NASDAQ Global Market, for a period in excess of forty-eight (48) hours; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).
“Stock Option Plans” refers to the Company’s 1999 Stock Option Plan and the Company’s Non-Employee Directors’ Equity Plan.
“Stock Options” refers to stock options granted and outstanding under the Stock Option Plans.
“Stock Units” refers to stock units granted under any of the Equity Incentive Plans.
“Subsidiary” of any specified Person refers to another Person who is an affiliate controlled by such specified Person directly, or indirectly through one or more intermediaries. Any references to a “Subsidiary” in this Agreement that do not indicate the controlling Person shall mean a “Subsidiary” in respect of which the Company is the indirect or direct controlling Person. The term “Subsidiary” does not include the Limited Partnerships.
“Superior Proposal” has the meaning assigned to such term in Section 8.1(a).
“Support Agreement” has the meaning assigned to such term in the Recitals.
“Taxes” has the meaning assigned to such term in Section 4.16(a).
“Tax Returns” has the meaning assigned to such term in Section 4.16(a).
“Termination Fee” has the meaning assigned to such term in Section 8.2.
“Third Party Beneficiaries” has the meaning assigned to such term in Section 9.14.

“Third Party Intellectual Property” has the meaning assigned to such term in Section 4.18(b).
“Third Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(d).
“Transaction Committee” refers to the Transaction Committee of the Board of Directors.
“Transactions” refers to the Assets Sale, the Liquidation, and to the actions to be taken by one or more of the Parties under this Agreement to effectuate the foregoing.
1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, or paragraph by number or letter or both refer to the Article, Section, subsection, or paragraph, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day in the United States.

1.5	Time References

In this Agreement, all references to time are to New York time.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

1.8	Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of” the Company or its Subsidiaries means the actual knowledge of the Key Employees. In this Agreement, unless otherwise stated, references to “the knowledge of” the Sponsor and the Purchaser means the actual knowledge of the executive officers of the Sponsor and the Purchaser. As used in this Agreement, “executive officer” has the meaning given to that term by Exchange Act Rule 3b-7 and, in the case of the Company, refers to the officers identified under “Compensation of Executive Officers and Directors” in the Reference Proxy Statement

1.9	Annexes

The following Annexes are annexed to this Agreement and incorporated by reference into this Agreement and form a part hereof:

Annex 1 – Plan of Liquidation and Dissolution Annex 2 – Support Agreement Annex 3 – Equity Contribution Letter Agreement Annex 4 – Assignment and Assumption Agreement
ARTICLE II
PURCHASE AND SALE; LIQUIDATION
2.1	Purchase of Company Assets
(a)	Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Company Assets to Purchaser on the Closing Date for and in consideration of the Purchaser’s payment to the Company of the Purchase Price (as defined in Section 2.1(b)). Sponsor shall provide or cause to be provided to Purchaser all funds necessary to pay the Purchase Price at the Closing.

(b)	For purposes of this Agreement “Purchase Price” shall mean an amount equal to $122,330,768, which is an amount equal to $16.00 (the “Purchase Price Per Share”) multiplied by the number of issued and outstanding Common Shares as of the date of this Agreement, as set forth in Section 4.2(a),

     (i) plus an amount equal to:
     (A) in respect of each Stock Option listed on Schedule 4.2 of the Disclosure Schedule that has not expired, terminated, or been forfeited and remains unexercised as of the Closing, and is not the subject of a waiver referred to in Section 5.8(g), the product of (1) the excess of the Purchase Price Per Share over the exercise price of such Stock Option, and (2) the number of Common Shares subject thereto; and
     (B) in respect of each SAR listed on Schedule 4.2 of the Disclosure Schedule outstanding and unexercised as of the Closing and not the subject of a waiver obtained in accordance with Section 5.8(g), the product of (1) the excess of the Purchase Price Per Share over the grant price of such SAR, and (2) the number of unexercised share units to which the SAR applies;
     (C) in respect of each Stock Unit outstanding as of the Closing listed on Schedule 4.2 of the Disclosure Schedule and not settled into Common Shares, the product of (1) the Purchase Price Per Share, and (2) the number of Stock Units;
     (ii) plus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares that are issued after the date hereof and prior to the Closing pursuant to the exercise of any Stock Option listed on Schedule 4.2 of the Disclosure Schedule;
     (iii) plus an amount equal to the Purchase Price Per Share multiplied by the number of share units exercised after the date hereof and prior to the Closing pursuant to any SAR listed on Schedule 4.2 of the Disclosure Schedule; and
     (iv) plus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares that are issued after the date hereof and prior to the Closing pursuant to the settlement of any Stock Units listed on Schedule 4.2 of the Disclosure Schedule; and
     (v) minus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares, if any, obtained and held as of the Closing Date by the Company from any Shareholder of the Company after the date hereof and prior to Closing, whether by judicial proceeding or by any other means.
2.2	Assumption of Company Liabilities

Subject to the terms and conditions of this Agreement, upon the sale of the Company Assets by the Company to Purchaser, the Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the Assignment and Assumption Agreement, the Company Liabilities.

2.3	Stock Options, SARs, Stock Units, and Restricted Shares
(a)	The Company will take all such steps as may be necessary or desirable to allow all Persons holding Stock Options, SARS, Stock Units, and Restricted Shares to exercise their Stock Options, redeem their SARs, settle their Stock Units, or claim vested ownership of their Restricted Shares, as the case may be, on an accelerated vesting basis as of the Closing Date solely to allow such Persons to participate in the Liquidation and to receive the Liquidation Distribution to the extent of their holdings of Common Shares issued upon such settlement or vesting.

(b)	The Company’s obligations under this Section 2.3 are contingent upon payment by Purchaser of the Purchase Price on the Closing Date in accordance with Section 2.1(b).
2.4	Closing
(a)	Subject to the satisfaction of the conditions to closing set forth in Article VI, the closing of the Assets Sale contemplated hereby (the “Closing”) shall be held at the offices of the Company’s Luxembourg counsel, immediately after the holding of the First Shareholders’ Meeting, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At or before the Closing:
     (i) the Company will deliver, or cause to be delivered, to Purchaser any stock certificates or other evidences of ownership of each of the Direct Subsidiaries, together with stock powers duly endorsed by the Company, so that the Ownership Interests may be duly registered in Purchaser’s name;
     (ii) the Company will deliver to the Purchaser fully executed transfer documents for any uncertificated Ownership Interests in such form as shall be reasonably satisfactory to the Purchaser;
     (iii) the Company and Purchaser shall execute and deliver the Assignment and Assumption Agreement;
     (iv) the Company will deliver, or cause to be delivered, to the Fortis Parties (i) the officers’ certificate referred to in Section 6.2(c), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by the Company or the Subsidiaries pursuant hereto;

     (v) the Company will deliver to Purchaser fully executed copies of the consents described in Section 6.2(e) in such form as shall be reasonably satisfactory to Purchaser;
     (vi) Purchaser shall pay to the Company, by wire transfer to the Disbursement Account maintained by the Paying Agent on behalf of the Company, in immediately available funds, the Purchase Price, as determined pursuant to Section 2.1(b); and
     (vii) Purchaser and Sponsor will deliver, or cause to be delivered, to the Company (i) the officers’ certificate referred to in Section 6.3(e), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by Purchaser or Sponsor pursuant hereto.
2.5	Liquidation
(a)	Prior to the date of the First Shareholders’ Meeting, the Company shall establish an account (the “Disbursement Account”) with its transfer agent (in such capacity, the “Paying Agent”). The funds in the Disbursement Account shall not be used for any purpose other than as set forth in this Section 2.5.

(b)	The Board of Directors (or members thereof) shall serve as liquidator (in such capacity, the “Liquidator”), unless another Person is appointed by the Company to serve as Liquidator with the approval of the Fortis Parties, such approval not be unreasonably withheld, delayed or conditioned. The Liquidator shall cause the Paying Agent to pay from the Disbursement Account to each of the Shareholders (including Purchaser, Sponsor and their affiliates in their capacity as a Shareholder of the Company) a liquidation distribution (the “Liquidation Distribution”) equal to the Purchase Price Per Share times the number of Common Shares held by the Shareholder and pursuant to the procedures set forth in the Plan of Liquidation. Without limiting the foregoing, the Company shall take all actions and do all such things as may be necessary or advisable in order to carry out the terms of this Section 2.5 and the Plan of Liquidation, all in accordance with the Plan of Liquidation and the Company’s Charter Documents and Luxembourg’s Companies Law. These actions and things shall include, but not be limited to, any actions required to place the Company in liquidation and to obtain from the Shareholders the authorization and approval of all matters in connection therewith (including the determination of the Liquidator’s powers and instructions to proceed to distribute the Liquidation Distributions to the Shareholders as promptly as practicable pursuant to applicable Law after the Closing).

2.6	Conversion of Securities

From and after the Closing, and without any action on the part of the Company or the holders of any Common Shares:
(a)	Any Common Shares that are issued and outstanding immediately prior thereto and owned by the Company as treasury stock, and any Common Shares issued and outstanding immediately prior thereto and owned by any Subsidiary of the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)	Each Common Share issued and outstanding immediately prior thereto shall evidence no economic rights other than the right to receive the Purchase Price Per Share and shall possess no further rights, other than the right to vote at the subsequent Shareholders’ Meetings, as described in Section 5.5. Upon the approval of the matters to be presented at the Third Shareholders’ Meeting, all such Common Shares shall cease to have any rights other than the right to receive the Purchase Price Per Share, without interest, upon the surrender of the certificates representing such Common Share to the Paying Agent in accordance with the procedures set forth in the Plan of Liquidation.
2.7	Price Allocation

The Company, the Purchaser and the Sponsor agree that the Purchase Price shall be allocated among the Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed by the Company and Purchaser prior to Closing. The Company and the Purchaser agree (a) to report as required the federal, state, local and foreign income and other Tax consequences of the Assets Sale, (b) to jointly prepare forms, as may be required, in a manner consistent with such allocation, and (c) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise. The Company, on one hand, and Purchaser, on the other, agree that each will furnish the other a copy of any such required forms that are filed with any Governmental Entity with respect to Taxes by such Party or any affiliate relating to the Assets Sale within ten days prior to the filing of such form.

2.8	Performance of Purchaser

Sponsor hereby unconditionally and irrevocably guarantees, and covenants and agrees with the Company, to be jointly and severally liable with Purchaser for the due and punctual performance of each and every obligation of Purchaser arising under this Agreement, including, without limitation, payment of the Purchase Price pursuant to the provisions of Section 2.1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
Sponsor and Purchaser hereby jointly and severally represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in entering into this Agreement:

3.1	Organization and Qualification

Sponsor is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Purchaser is an exempted company duly organized, validly existing, and in good standing under the laws of Bermuda. Each of Sponsor and Purchaser has all necessary power and authority to own its properties and assets and conduct its business as now owned and conducted. Sponsor and Purchaser are each duly qualified to carry on business and are each in good standing in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect.

3.2	Authority Relative to this Agreement

Each of Sponsor and Purchaser has the requisite entity power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Sponsor and Purchaser and the consummation by the Sponsor and Purchaser of the Transactions contemplated by this Agreement have been duly authorized by the boards of directors or managers of Sponsor and Purchaser (or any authorized committee thereof), as applicable, and no other corporate or other proceeding or approval on the part of Sponsor and Purchaser is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sponsor and Purchaser and constitutes a valid and binding agreement of each of Sponsor and Purchaser, enforceable by the Company against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court or forum of competent jurisdiction.

3.3	No Conflict; Required Filings and Consent
(a)	The execution and delivery by Sponsor and Purchaser of this Agreement and the performance by them of their respective obligations hereunder and their consummation of the Transactions contemplated hereby will not violate, conflict with, or result in a breach or default of or under any provision of: (i) the Charter Documents of Sponsor or Purchaser; (ii) any

Material Contract, permit, concession, franchise, or license applicable to Sponsor or Purchaser or their respective properties or assets; or, subject to the governmental filings and other matters referred to in subsection (b), any judgment, order, decree, statue, Law, ordinance, rule, regulation or arbitration award applicable to Sponsor or Purchaser or their respective properties or assets, other than, in the case of clause (ii), any such conflict, violation, breach, or default that would not reasonably be expected to have a Sponsor Material Adverse Effect.

(b)	No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or with or to any other Person under any Material Contract to which Sponsor or Purchaser is a party or to which any of their respective properties and assets is subject, is required by or with respect to Sponsor or Purchaser in connection with the execution and delivery of this Agreement by Sponsor or Purchaser or the making or consummation by Sponsor or Purchaser of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports and any other required competition filings under applicable Law, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) such post-Closing filings with any Governmental Entity as may be required by the Fortis Parties.
3.4	Brokers

Except for Fortis Securities LLC (“Fortis Securities”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements by or on behalf of Sponsor or Purchaser or their affiliates. Purchaser shall be solely responsible for the payment of any compensation to Fortis Securities.

3.5	Information Supplied

None of the information supplied or to be supplied by the Purchaser or the Sponsor in writing or otherwise approved in writing by the Purchaser or the Sponsor specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements contained therein in light of the circumstances under which they were made, not misleading.

3.6	Litigation

There is no claim, action, proceeding or investigation pending or, to the knowledge of the Purchaser and the Sponsor, threatened against or relating to

Sponsor or Purchaser or the business of the Purchaser and the Sponsor or affecting any of the Sponsor’s or the Purchaser’s properties or assets, before or by any Governmental Entity which, if adversely determined, would reasonably be expected to have a Sponsor Material Adverse Effect. Neither Sponsor nor Purchaser is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have a Sponsor Material Adverse Effect.

3.7	Sufficient Funds

Sponsor and Purchaser will have sufficient funds to ensure timely payment in full of the Purchase Price in accordance with the terms of this Agreement.

3.8	Ownership of Common Shares

FB Aviation and Intermodal Finance Holding B.V., an affiliate of Sponsor, owns 300,000 Common Shares of the Company. Other than as aforesaid, Sponsor and Purchaser represent that, on the date of this Agreement, none of the Sponsor, Purchaser, or their affiliates own either beneficially or of record (without duplication) any Common Shares.

3.9	Purchaser’s Operations

Purchaser was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement, and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the provisions of Section 9.1(c), the Company hereby represents and warrants to Sponsor and Purchaser, and acknowledges that Sponsor and Purchaser are relying upon these representations and warranties in entering into this Agreement, that:
4.1	Organization and Qualification; Charter Documents

The Company is duly organized, validly existing, and in good standing as a 1929 holding company under the Laws of Luxembourg, and has all necessary corporate power and authority to own its assets and to conduct its business as now owned and being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Sponsor complete and correct copies of the Company’s Articles of Association, as amended to date. The Company has no bylaws.
4.2	Capital Structure
(a)	The authorized capital stock of the Company consists of 25,000,000 common shares, $2.00 par value per share (“Common Shares”). As of the date of this Agreement: (i) 7,645,673 Common Shares are issued and outstanding; (ii) 112,000 Common Shares are held in the treasury of the Company; and (iii) 785,072 Common Shares are reserved for issuance upon exercise of outstanding Stock Options and settlement of granted Stock Units. Schedule 4.2 of the Disclosure Schedule identifies by number and identity of holder of the Company’s outstanding Stock Options, Stock Units, SARs, and restricted shares and, for each outstanding Stock Option and SAR, the exercise or grant price thereof, as of the close of business on the date of this Agreement. Of the 7,645,673 Common Shares outstanding as of the date of this Agreement, 79,600 represented Restricted Shares granted under the Company’s Equity Incentive Plans. As of the date of this Agreement, the Company had outstanding 200,000 SARs, which are redeemable in cash only. The Company’s outstanding Common Shares are not listed or quoted on any market other than The NASDAQ Global Market.

(b)	Under Luxembourg’s Companies Law, the Company’s authorized capital is automatically reduced to the amount represented by its outstanding Common Shares unless the Shareholders renew its authorized capital at the expiration of the authorization period, which is for a maximum of five years. The Shareholders last renewed the Company’s authorized capital at the annual shareholders’ meeting held June 12, 2002, with the official record of the meeting filed and published in accordance with Luxembourg’s Companies Law on or about September 4, 2002. Accordingly, unless the Shareholders re-authorize the Company’s capital on or before September 3, 2007, the Company’s authorized capital will be reduced to the number of issued and outstanding Common Shares at that time.

(c)	Except as set forth above in this Section 4.2 or in Schedule 4.2 of the Disclosure Schedule, no shares of capital stock or other equity or equity-related securities of the Company are authorized for issuance, issued, reserved for issuance, or outstanding. All outstanding Common Shares are, and all Common Shares which may be issued pursuant to outstanding Stock Options or upon settlement of granted Stock Units, including any increases pursuant to existing contractual obligations, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Schedule 4.2 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company (or its Subsidiaries)

having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Shareholders (or the equity owners of the Subsidiaries) may vote. Except as set forth in this Section 4.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company’s obligation to redeem 200,000 SARs issued by the Company in accordance with the terms of those SARs, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its Subsidiaries.
4.3	Subsidiaries and Joint Ventures
(a)	The Company does not have any interest in any Person that is material to the Company other than as disclosed in the Company’s SEC Documents. Each Subsidiary of the Company, together with its jurisdiction of organization and the identity of the owner(s) of the outstanding equity securities of the Subsidiary, is identified in Schedule 4.3(a) of the Disclosure Schedule. Each Significant Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate power and authority to own its properties and assets and conduct its business as now owned and conducted by it, and is duly qualified to carry on business in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Company Material Adverse Effect. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding equity interests of each of the Subsidiaries. All of the outstanding equity securities of each of the Subsidiaries are: (i) validly issued, fully paid and nonassessable and, other than as disclosed in Schedule 4.3(a) of the Disclosure Schedule, all such equity interests are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, and (ii) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the equity interests. Upon the sale and transfer of the Ownership Interests of the Direct Subsidiaries by the

Company to Purchaser, Purchaser shall acquire such Ownership Interests free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, other than those created by Purchaser and other than as disclosed in Schedule 4.3(a) of the Disclosure Schedule.

(b)	The Company, through a Subsidiary, is a party to one material Joint Venture, CF Leasing. The Company beneficially owns, through a Subsidiary, a 50% membership interest in CF Leasing. The membership interest of CF Leasing owned by a Subsidiary of the Company is fully paid and nonassessable and, other than as set forth in Schedule 4.3(b) of the Disclosure Schedule, is owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever and is free of any other restriction including any restriction on the right to vote, sell or otherwise dispose of the membership interest. Schedule 4.3(b) of the Disclosure Schedule identifies all other Joint Ventures to which the Company is a party.
4.4	Limited Partnerships
(a)	Each Limited Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California, has all necessary partnership power and authority to own its properties and assets and to conduct its business as now owned or conducted by it, and is duly qualified to carry on business in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Company Material Adverse Effect.

(b)	An indirect Subsidiary of the Company, Cronos Capital Corp., is the sole general partner of each of the Limited Partnerships. The Company has made available to the Fortis Parties true, correct, and complete copies of the limited partnership agreement, as amended, of each of the Limited Partnerships and of the offering circulars and related offering materials for each of the Limited Partnerships that have sold securities since January 1, 2004. Cronos Capital Corp., the general partner of each of the Limited Partnerships, is not in breach of any material term of any of the limited partnership agreements of the Limited Partnerships. With the exception of those Limited Partnerships identified in Schedule 4.4(b) of the Disclosure Schedule, each of the Limited Partnerships files periodic reports with the SEC pursuant to Section 13 of the Exchange Act (the “Public Limited Partnerships”). No Limited Partnership is in default or breach in any material respect under the terms of any Contract of the Limited Partnerships.

(c)	Since January 1, 2003, the Public Limited Partnerships have filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by them under the Exchange Act or the Securities Act; all such forms, reports, schedules, statements and other documents (as amended or corrected by subsequent forms, reports, schedules, statements and other documents since the time of filing, collectively, the “Public Limited Partnerships’ SEC Documents”). The Public Limited Partnerships’ SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.
4.5	Authority
(a)	The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by the Board of Directors and, subject to approval by the Shareholders of the Company in accordance with the Luxembourg’s Companies Law of the Assets Sale and the Plan of Liquidation, no other corporate proceeding or approval on the part of the Company is necessary to authorize this Agreement and the Transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Fortis Parties against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court or forum of competent jurisdiction.

(b)	The Transaction Committee, at a meeting duly called and held, has unanimously (A) determined that the terms of this Agreement are fair to, and in the best interests of, the Shareholders (other than Sponsor and Purchaser), (B) recommended that the Board of Directors approve this Agreement and declare its advisability, and (C) recommended that the Shareholders (other than Sponsor and Purchaser) adopt and approve the matters set forth in Section 5.5.

(c)	In accordance with the recommendation of the Transaction Committee, the Board of Directors, at a meeting duly called and held on February 28, 2007, by a unanimous vote, and in reliance on the recommendation of the Transaction Committee (A) approved and adopted this Agreement and the

Transactions contemplated hereby (including, but not limited to, the Assets Sale and the Liquidation), (B) determined that the terms of the Assets Sale and the Liquidation are fair to, and in the best interests of, the Shareholders (other than Sponsor, Purchaser and their affiliates) and (C) recommended that the Shareholders approve and adopt the Assets Sale and Liquidation, subject to the Board of Directors’ right to withdraw, modify, or amend such recommendation in accordance with Section 8.1 and the other applicable provisions of this Agreement. The Company hereby consents to the inclusion in the Proxy Statement of the recommendations of the Transaction Committee and the Board of Directors described in this Section 4.5.
4.6	No Conflict or Breach; Required Filings and Consents
(a)	Other than for the consents of one or more of the Persons identified in Schedule 4.6(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the Transactions will not: (i) violate, conflict with, or result in a breach or default of or under any provision of: (A) the Charter Documents of the Company or of any of the Subsidiaries; (B) any Contract, permit, concession, franchise, or license applicable to the Company or any of the other Cronos Entities or their respective properties or assets; or (C) subject to the governmental filings and other matters referred to in clauses (i)-(iv) of Section 4.6(b), any judgment, order, decree, arbitration award, or applicable Law; or (ii) give rise to any right of termination, or the acceleration of any Indebtedness, under any such Contract, permit, concession, franchise, or license; or (iii) give rise to any rights of first refusal, trigger any change in control provisions or any restriction or limitation under any such Contract, permit, concession, franchise, or license, or result in the imposition of any encumbrance, charge or lien upon any of the Company’s properties or assets or the properties or assets of any of the other Cronos Entities, except where (excluding clause (A)) such violation, conflict, breach or default, or rights of termination or other rights would not, individually or in the aggregate, reasonably be expected to result in, a Company Material Adverse Effect.

(b)	No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or with or to any other Person under any Material Contract to which the Company or any of the other Cronos Entities is a party or to which any of their respective properties and assets is subject, is required by or with respect to the Company or any of the other Cronos Entities in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated hereby, except for (i) the filing of pre-merger notification reports and any other required competition filings under applicable Laws, (ii) the filing of such reports under the Exchange Act as may be required in connection with the Assets Sale, Plan of Liquidation, and this Agreement and the Transactions contemplated by this Agreement, (iii) approval by the Shareholders of the Company of the Assets Sale and the adoption of the Plan a Liquidation under Luxembourg’s Companies Law, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Schedule 4.6(b) of the Disclosure Schedule.
4.7	SEC Documents; Books and Records; Financial Statements
(a)	Since January 1, 2003, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act, all such forms, reports, schedules, statements and other documents (as amended or corrected by subsequent forms, reports, schedules, statements and other documents since the time of filing, collectively, the “Company’s SEC Documents”)). The Company’s SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b)	The Company has maintained its books and records in a manner sufficient to permit the preparation of its Financial Statements in accordance with GAAP, as applicable, and the books and records of the Company reflect, in all material respects, the income, expenses, assets and liabilities of the Company and its Subsidiaries.

(c)	The Company has maintained its books and records in a manner sufficient to permit the preparation of its Luxembourg Financial Statements in accordance with GAAP, subject to the additional disclosure with respect to the reconciliation between GAAP and Luxembourg generally accepted accounting principles and additional disclosures as set forth in the notes thereto. The Company has filed its Luxembourg Financial Statements with the Luxembourg Company Registry, and the Company’s Luxembourg Financial Statements have been approved by its Shareholders as required by Luxembourg’s Companies Law.

(d)	Except as set forth in the notes to the Financial Statements and, subject, in the case of unaudited financial statements, to normal year-end adjustments and to the absence of complete notes, the Financial Statements included in the Company SEC Documents complied as of the respective filing dates as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (i) were prepared (y) from the books and records of the Company and (z) in accordance with GAAP, and (ii) fairly present in all material respects the financial condition and results of operation of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby.

(e)	The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP.

(f)	The Company (i) has established and maintains disclosure controls and procedures required by Rule 13a-15(e) of the Exchange Act to ensure that all material information relating to the Company and its subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the Audit Committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. There have been no changes in the Company’s internal control over financial reporting since December 31, 2005 that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The NASDAQ Global Market.
4.8	Undisclosed Liabilities

Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the

Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect.
4.9	Absence of Certain Changes or Events

Since September 30, 2006, and except as disclosed in Schedule 4.9 of the Disclosure Schedule: (a) the Cronos Entities have conducted their respective businesses only in the ordinary course of business and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred; (c) there has not been any event, circumstance or occurrence which is reasonably likely to give rise to a Company Material Adverse Effect; (d) there has not been any change in the accounting practices used by the Cronos Entities; (e) except for ordinary course increases consistent with past practice, there has not been any increase in the salary, bonus, or other remuneration payable to any employee of any of the Cronos Entities; (f) there has not been any redemption, repurchase or other acquisition of securities of the Company by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares except for ordinary course dividends or distributions consistent with past practice; (g) no Cronos Entity has entered into or amended any Material Contract other than in the ordinary course of business consistent with past practice; (h) there has not been any satisfaction or settlement or any claim or liability that was not reflected in the Company’s Financial Statements, other than the settlement of liabilities incurred in the ordinary course of business consistent with past practice; and (i) there has not been any other action or event that would have required the consent of the Purchaser and the Sponsor under Section 5.1 had such action or event occurred after the date of this Agreement.
4.10	Litigation

Other than as disclosed in Schedule 4.10 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of the other Cronos Entities or the business of the Company or any of the other Cronos Entities or affecting any of their properties or assets, before or by any court or Governmental Entity which, if adversely determined, would have, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities is subject to any outstanding order, writ, injunction or decree which has had, or is reasonably likely to have, a Company Material Adverse Effect or which would prevent or materially delay consummation of the Transactions contemplated by this Agreement. There are no material unsatisfied judgments or Governmental Entity orders or decrees outstanding against the Company or any of the other Cronos Entities requiring the Company or any of the other Cronos Entities to take action which the Company or the applicable other Cronos Entity has not taken.

4.11	Insurance
(a)	All premiums payable prior to the date hereof under material policies of insurance naming the Company or any of the other Cronos Entities as an insured have been paid and neither the Company nor any of the other Cronos Entities has failed to make a material claim thereunder on a timely basis except where such failure would not, individually or in the aggregate, reasonably be expected to have, or have, a Company Material Adverse Effect.

(b)	Each of such material policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Closing Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or the other Cronos Entities with respect to any such policy.
4.12	Restrictions on Business Activities

Other than as disclosed in Schedule 4.12 of the Disclosure Schedule, there is no contract, agreement, judgment, injunction, order or decree binding upon the Company or any other Cronos Entity that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Company, or any other Cronos Entity, any acquisition of containers by the Company or by any other Cronos Entity or the conduct of business by the Company or by any other Cronos Entity as currently conducted (including following the transactions contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
4.13	Material Contracts
(a)	Schedule 4.13(a) of the Disclosure Schedule sets forth a list of all Material Contracts to which the Company or any of the other Cronos Entities is a party as of the date hereof.

(b)	Each Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities (and to the knowledge of the Company, none of the other parties thereto) has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
4.14	Relationships with Customers

The Company has not received any written (or, to the knowledge of the Company, other) notice that any customer of the Company intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any other Cronos Entity, and to the knowledge of the Company, no such action has been threatened in a manner inconsistent with the historical experience of the Company or any other Cronos Entity, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
4.15	Company Information

The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s Shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by one or more of the Fortis Parties expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects as to form and content with the requirements of the Exchange Act.

4.16	Taxes
(a)	The Company and each of the other Cronos Entities has filed all material Tax Returns that each such entity was required to file, and all such Tax Returns were correct and complete in all material respects when filed. The Company and each of the other Cronos Entities have timely paid all material Taxes. All liabilities for Taxes that have arisen since the date of the Reference Balance Sheet have arisen in the ordinary course of business. The Company and each other Cronos Entity has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable and such reserves are identified as reserves for current Taxes. All material Taxes that the Company or any of the other Cronos Entities is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)	The Company has made available to Sponsor correct and complete copies of all material Tax Returns, and examination reports of any Governmental Entity and statements of deficiencies assessed by any Governmental Agency against or agreed to by the Company and by any other Cronos Entity since January 1, 2003. No examination or audit of any Tax Return of the Company or of any other Cronos Entity by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of the other Cronos Entities has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of the other Cronos Entities was required to file any Tax Return that was not filed. No extension or waiver of any statute of limitations with respect to Taxes of the Company or any of the Cronos Entities is currently in effect. There are no powers of attorney currently in force with respect to Tax matters of the Company or any other Cronos Entity.

(c)	Neither the Company nor any of the other Cronos Entities has any actual or potential liability for any Taxes of any person (other than the Company or another Cronos Entity) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d)	Neither the Company nor any the other Cronos Entities (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and/or other Cronos Entities are or were members, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e)	There are no tax liens upon the assets of the Company or of any Cronos Entity except liens for Taxes not yet due.

(f)	No Cronos Entity that is required to file a United States Tax return has engaged in any reportable transaction that was required to be disclosed pursuant to U.S. Treasury Regulation § 1.6011-4. No IRS Form 8832 has been filed by or on behalf of any of the Company’s Subsidiaries organized in the United States.

(g)	The Company’s Subsidiary, Cronos Holdings/Investments (U.S.), Inc., is not and has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(a)(ii).

(h)	The Company and each other Cronos Entity has properly maintained the documentation necessary to avoid penalties as to transfer pricing pursuant to Code § 6662(e) or any comparable provision of foreign law.
4.17	Owned and Leased Real Property
(a)	Neither the Company nor any Subsidiary of the Company owns any real property (“Real Estate”).

(b)	Schedule 4.17(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of the other Cronos Entities other than (i) property subject to a lease, sublease or license that is terminable by the Company or any of the other Cronos Entities on no more than thirty (30) days notice without liability or financial obligation to the Company, or (ii) property subject to a lease, sublease or license for which the payment by the Company is less than $10,000 per month (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of the other Cronos Entities nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities leases, subleases or licenses any real property to any person other than the Company and another Cronos Entity. The Company has made available to the Sponsor complete and accurate copies of all Company Leases.
4.18	Intellectual Property
(a)	The Company and the other Cronos Entities own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the other Cronos Entities as currently conducted, except for such Intellectual Property the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(b)	The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and the other Cronos Entities, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of the other Cronos Entities is a party and pursuant to which the Company or any of the other Cronos Entities is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”), except for such breaches, terminations or modifications that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)	All patents and registrations for trademarks, service marks and copyrights which are held by the Company or by any of the other Cronos Entities and which are material to the business of the Company and the other Cronos Entities, taken as a whole, are subsisting and have not expired or been cancelled or abandoned, except for such expiration, cancellation or abandonment that, individually or in the aggregate, is not reasonable likely to have a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d)	To the knowledge of the Company, the conduct of the business of the Company and the other Cronos Entities as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
4.19	Employee Benefits
(a)	Schedule 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any (A) Plan (as defined below) maintained, sponsored by or contributed to by the Company or by any of the other Cronos Entities or with respect to which the Company or any of the other Cronos Entities has any actual or direct or contingent liability, (B) Plan covering or providing benefits to any current or former Employee or director of the Company or any of the other Cronos Entities, and (C) Plan which is subject to Section 412 of the Code or Title IV of ERISA and which is not described in clauses (A) or (B) to which any ERISA Affiliate contributes or has contributed within the last five years or with respect to which any ERISA Affiliate has or has had within the last five years any actual, secondary or contingent liability; (ii)

“ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company and (iii) “Plan” means each (x) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), and (y) other plan, program, arrangement, policy or contract pursuant to which any of the following benefits or compensation are provided: bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement benefits, stock purchase rights, stock options, restricted stock, deferred stock, stock appreciation rights, phantom stock or other equity-based benefits, incentives, or compensation, welfare benefits, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria benefits, life insurance, health insurance, accident insurance, disability insurance, workmen’s compensation or other insurance, change in control benefits, retention benefits, change in control payments or benefits, severance or separation benefits or other fringe benefits; provided, however, that such term shall not include a plan described in Section 4(b)(3) of ERISA.

(b)	With respect to each Employee Benefit Plan, the Company has made available to Sponsor a complete and accurate copy of (i) such Employee Benefit Plan, (ii) the most recent annual report required to be filed with any Governmental Entity, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Employee Benefit Plan, (iv) the most recent determination letter or approval letter issued by any Governmental Entity with respect to each Employee Benefit Plan intended to qualify for favorable tax treatment, (v) the most recent financial statements prepared with respect to any Employee Benefit Plan; and (vi) the most recent actuarial report of the qualified actuary of any Employee Benefit Plan with respect to which actuarial valuations are required to be conducted. Since January 1, 2006, none of the Company, any of the Subsidiaries of the Company or any ERISA Affiliate has scheduled or agreed (i) to establish any plan, program, policy or arrangement that would be considered to be a Employee Benefit Plan, or (ii) to increase benefit levels (or to create new benefits) with respect to any Employee Benefit Plan, except as set forth in Schedule 4.19(a) of the Disclosure Schedule.

(c)	Each Employee Benefit Plan has been established, maintained and administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Employee Benefit Plan that is subject to Section 409A of the

Code has, since January 1, 2005, been administered in good faith compliance with the requirements of Section 409A and the applicable guidance issued by the IRS thereunder.

(d)	The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan and there have been no material changes in the financial condition in the respective Employee Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(e)	All the Employee Benefit Plans that are intended to be qualified for favorable tax treatment are so qualified and, to the extent the applicable Employee Benefit Plan is intended to be tax-qualified under Section 401(a) of the Code, such Plan is the subject of a favorable determination or opinion letter issued by the IRS and all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter.

(f)	None of the Company, any of the other Cronos Entities nor any of their ERISA Affiliates has since January 1, 2003 (i) contributed to a Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) been obligated to contribute to or had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) has had any liability or obligation with respect to any plan, program or arrangement that provides defined benefit pension benefits, termination benefits, early retirement benefits, or other similar benefits.

(g)	Except as disclosed in the Company’s SEC Documents, neither the Company nor any of the other Cronos Entities is a party to any (i) Contract with any Shareholder, director, executive officer or Key Employee of the Company or any of the other Cronos Entities (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of such director, executive officer or Key Employee; or (ii) agreement or plan binding the Company or any of the other Cronos Entities (including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan), any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)	All contributions and other payments required to be made by the Company or any of the other Cronos Entities to any Employee Benefit Plan with respect to any period ending on or before the date hereof have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements in accordance with GAAP. There are no material outstanding liabilities of, or related to, any Employee Benefit Plan, other than liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan.

(i)	No event has occurred, and there exists no condition or set of circumstances in connection with any Employee Benefit Plan, under which the Company or any of the other Cronos Entities, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under ERISA, the Code, or any other applicable Law other than liabilities for benefits or ancillary administrative services incurred in the ordinary course. There are no pending or, to the knowledge of the Company, threatened claims or investigations related to any Employee Benefit Plan.

(j)	Neither the Company nor any of the other Cronos Entities has incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law), or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign income Tax law).

(k)	Except as set forth in Schedule 4.19(k) of the Disclosure Schedule, no Employee Benefit Plan provides welfare coverage that extends after the termination of employment (other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of applicable Laws) and each Employee Benefit Plan described in Schedule 4.19(k) of the Disclosure Schedule may be amended, modified or terminated after the Closing Date without cost or liability other than for claims for expenses or benefits actually incurred or earned prior to the effective date of such amendment, modification or termination.

(l)	Other than the Pension Scheme, no Cronos Entity based in the United Kingdom has any liabilities or contingent liabilities to make payments to, and no obligations in relation to, any “occupational pension scheme” or “personal pension scheme” (both terms as defined in Section 1 of the Pension Schemes Act 1993) and has announced no proposal to enter into or establish an occupational pension scheme or to contribute to any other personal pension scheme.

(m)	Full details of the Pension Scheme have been provided to the Fortis Parties, including policy documentation, member communications and membership details.

(n)	No material amount due in respect of the Pension Scheme is unpaid.

(o)	Each of the Cronos Entities (based in the United Kingdom) has at all time complied in all material respects with:
     (i) the provisions of Section 3 of the Welfare Reform and Pension Act 1999 (and its regulations); and
     (ii) Section 111A of the Pension Schemes Act 1993.
(p)	No employee or director (or former employee or director) of a Cronos Entity based in the United Kingdom has been provided with any assurance as to the level of benefits payable at retirement.

(q)	Apart from the life assurance arrangements with Legal & General, no Cronos Entity based in the United Kingdom has ever participated in, or been a part of a group of companies that participate in, any pension arrangements that is a “defined benefits arrangement” or “cash balance arrangement” (both terms as defined in Section 152 of the Finance Act 2004).

(r)	No employees or directors (or former employees or directors) of any Cronos Entity based in the United Kingdom transferred employment to a Cronos Entity based in the United Kingdom by operation of a “relevant transfer” for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.
4.20	Compliance with Laws

Since January 1, 2003 the Company and each of the other Cronos Entities has been and the Company is in compliance with all applicable Laws with respect to the conduct of its business, and the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.21	Permits

The Company and each of the other Cronos Entities have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company and each of the other Cronos Entities are in compliance with the terms of such permits and licenses, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.22	Labor Matters
(a)	Schedule 4.22 of the Disclosure Schedule contains a list as of the date of this Agreement of all Employees of the Company and each of the other Cronos Entities whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such Person.

(b)	No Cronos Entity is a party to any collective bargaining agreement with any labor organization relating to any employee of any Cronos Entity (as herein defined), except as set forth on Schedule 4.22 of the Disclosure Schedule.

(c)	No Cronos Entity is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization.

(d)	There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving any Cronos Entity.

(e)	No Cronos Entity thereof has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any employee of a Cronos Entity;

(f)	No collective bargaining agreement or individual agreement relating to any Employee of a Cronos Entity is being negotiated, and all collective bargaining agreements, if any, relating to any such Employee have been duly ratified;

(g)	There is no pending or, to the knowledge of the Company, threatened, strike, slowdown, lock-out, work-stoppage, union organizing effort or other labor dispute, labor board proceeding, labor grievance or arbitration proceeding, or administrative tribunal proceeding, involving any Employees of a Cronos Entity;

(h)	To the knowledge of the Company, no union organizational campaign or representation petition is currently pending or threatened with respect to any Employees of a Cronos Entity; and

(i)	No collective bargaining agreement, if any, relating to any Cronos Entity has expired or is currently under negotiation.

(j)	Each of the Cronos Entities is in compliance with all applicable labor, employment, workplace safety and other similar laws except for instances of non-compliance that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
4.23	Brokers

Except for Raymond James, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements by or on behalf of the Company or any other Cronos Entity. The Company shall be solely responsible for the payment of compensation to Raymond James for acting as the Company’s financial advisor.

4.24	Opinion of Financial Advisor

The Board of Directors has received the opinion of Raymond James & Associates, Inc. (“Raymond James”), dated February 28, 2007, to the effect that, as of the date of this Agreement, the Liquidation Distribution to be received by the Shareholders (other than Sponsor, Purchaser, and their affiliates) pursuant to the terms and provisions of this Agreement, respectively, is fair to the Shareholders (other than Sponsor, Purchaser, and their affiliates) from a financial point of view, and such opinion has not been withdrawn as of the date of this Agreement.

4.25	Takeover Statutes

To the knowledge of the Company, no takeover or similar Law, statute or regulation is applicable to the Assets Sale or the Liquidation or the Transactions contemplated by this Agreement.

4.26	Vote Required
(a)	The following affirmative votes of the Shareholders entitled to vote at the Shareholders’ Meetings are the only votes of the holders of any series or class of common stock of the Company required to approve this Agreement and the Transactions:
     (i) Approving the Assets Sale, the holders of a majority of Common Shares present either in person or by proxy;
     (ii) Approving the Plan of Liquidation and the Liquidation, the holders of at least two-thirds of Common Shares present either in person or by proxy provided that at least a majority of the Common Shares are present either in person or by proxy;
     (iii) Approving the Name Change, the holders of at least two-thirds of Common Shares present either in person or by proxy provided that at least a majority of the Common Shares are present either in person or by proxy;
     (iv) Appointing the Liquidator and the Liquidation Auditor, the holders of at least a majority of Common Shares present either in person or by proxy; and
     (v) Approving the reports of the Liquidator and the Liquidation Auditor, the holders of a majority of Common Shares present either in person or by proxy.
(b)	No statutory or contractual appraisal or any other dissenters’ rights in respect of any Common Shares or other securities of the Company or the Subsidiaries exist or will come into being or otherwise apply as a result of the Company’s entering into this Agreement or consummating the Transactions contemplated by this Agreement, including the Assets Sale and the Liquidation.
ARTICLE V
COVENANTS
5.1	Conduct of Business by the Company

The Company covenants and agrees that, prior to the Closing Date and without violating its 1929 Luxembourg holding company status, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld, delayed, or conditioned) or as otherwise expressly contemplated or permitted by this Agreement, and, with respect to the Limited Partnerships, to the discharge by Subsidiaries of the Company involved with the Limited Partnerships of their duties and responsibilities thereto:
(a)	The Company shall, and shall cause each of the other Cronos Entities to, conduct its and their respective businesses in, not take any action except in, and maintain their respective facilities in, the ordinary course of business consistent with past practice, including, without limitation, paying and causing each of the other Cronos Entities to pay its and their liabilities and obligations in the ordinary course of business consistent with past practice, except as may be required in order to comply with the terms of this Agreement.

(b)	Without limiting the generality of subsection (a) above, and except (A) as otherwise expressly required by this Agreement, or (B) for transactions between the Company and one or more wholly-owned Subsidiaries or solely between wholly-owned Subsidiaries, the Company shall not directly or indirectly do, and shall cause each of its Subsidiaries not to:

     (i) issue, sell, award, pledge, dispose of, encumber or agree to issue, sell, award, pledge, dispose of or encumber any Common Shares or equity interests in any of the Cronos Entities, or any options, calls, conversion or exchange privileges or rights of any kind to acquire any Common Shares or other securities or any equity interests in any of the Cronos Entities (other than pursuant to the exercise of outstanding Stock Options granted under the Stock Option Plans prior to the date hereof or pursuant to the settlement of outstanding Stock Units granted under the Equity Incentive Plans prior to the date hereof, in each case not exceeding the number of Common Shares represented by such Stock Options and Stock Units as set forth in Schedule 4.2 of the Disclosure Schedule);
     (ii) except in the ordinary course of business consistent with past practice in the case of assets other than equity interests in any of the Cronos Entities, sell, pledge, dispose of, encumber or agree to sell, pledge, dispose of or encumber any assets of the Company or any of the other Cronos Entities or any interest in any asset of the Company or any of the other Cronos Entities, other than sales of assets between or among one or more Cronos Entities;
     (iii) amend or propose to amend the Charter Documents of the Company or any of the other Cronos Entities;
     (iv) split, combine, convert or reclassify any outstanding Common Shares or equity interests in any of the Cronos Entities;
     (v) other than for the redemption of the SARs contemplated by Section 2.3(a), redeem, purchase or offer to purchase any Common Shares or other securities of the Company or any equity interests in any of the Cronos Entities;
     (vi) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Common Shares except (i) for the dividend of $0.08 per Common Share declared on November 9, 2006 and payable April 10, 2007 for the first calendar quarter of 2007 to Shareholders of record as of the close of business on March 23, 2007, (ii) if the Closing has not occurred by August 15, 2007, a dividend for the third calendar quarter of 2007, determined in the discretion of the Board of Directors, consistent with the dividend declared on November 9, 2006, payable on or after September 1, 2007 to Shareholders of record not earlier than August 15, 2007, and (iii) for dividends by any Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company;
     (vii) reorganize, consolidate or merge the Company or any of the other Cronos Entities with any other Person;

     (viii) reduce the stated capital of the shares of the Company or of any of its Subsidiaries or CF Leasing;
     (ix) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person, or make any investment in another Person either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries or to CF Leasing);
     (x) other than under the existing Financing Arrangements, and in accordance with the terms of the existing Financing Arrangements, as the same may be modified with the consent of the lenders thereunder, incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;
     (xi) other than as otherwise expressly contemplated by this Agreement, adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries or CF Leasing;
     (xii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business consistent with past practice;
     (xiii) authorize, recommend or propose any release or relinquishment of any contractual right except where such release or relinquishment would not be material to the Company or any other Cronos Entity;
     (xiv) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax Return; or
     (xv) waive, release, grant or transfer any rights of value or modify or change any existing lease, license, contract or other document, except where such waiver, release, grant, transfer, modification or change would not be material to the Company or any other Cronos Entity.
(c)	The Company shall not, and shall cause each of its Subsidiaries not to:
     (i) increase the compensation, benefits or fringe benefits payable or to become payable to its directors or executive officers (whether from the Company or from any of its Subsidiaries), or enter into or modify any employment, severance, or any other agreement or arrangement with, or grant any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay to (or resolve to take any action to do any of the foregoing) any executive officer of the Company, member of the Board of Directors, or member of the board of directors of any Subsidiary, other than pursuant to the terms of the agreements disclosed in the Reference Proxy Statement;
     (ii) in the case of employees who are not executive officers of the Company or members of the Board of Directors, take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; or
     (iii) adopt, amend, modify or terminate any Equity Incentive Plan or Employee Benefit Plan, or amend, modify or terminate any Pension Scheme, or establish or propose the establishment of any “occupational pension scheme” or “personal pension scheme” (both terms as defined in Section 1 of the Pension Schemes Act 1993).
(d)	Subject to Section 2.3, the Company shall not, and shall cause each of its Subsidiaries not to establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, or current or former employees of the Company or its Subsidiaries;

(e)	The Company shall use its reasonable best efforts to cause its current material insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies’ for substantially similar premiums are in full force and effect.

(f)	The Company shall:
     (i) use its reasonable best efforts, and cause each of the other Cronos Entities, to preserve intact their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with lease customers, manufacturers, suppliers, and others having business relationships with them;

     (ii) not take any action, or permit any of the other Cronos Entities to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement to be untrue in any material respect;
     (iii) promptly notify the Purchaser and the Sponsor orally and in writing of the occurrence of (x) any Company Material Adverse Effect, (y) any governmental or third party complaints, investigations or hearings (or communications indicating that the same are being contemplated), including providing copies thereof, and (z) any other occurrence which could reasonably be expected to result in a Company Material Adverse Effect;
     (iv) not enter into any Material Contract of the Company or its Subsidiaries or CF Leasing: (A) containing (1) any limitation or restriction on the ability of the Company or such other Cronos Entities to engage in the container leasing business, or (2) any limitation or restriction on the ability of the Company or such other Cronos Entities that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;
     (v) not incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries or CF Leasing to provide for future capital expenditures outside the ordinary course of business, except in accordance with business plans of the Company presented to the Board of Directors prior to the date hereof (copies of which have previously been furnished to the Fortis Parties); and
     (vi) not pay, discharge, settle or compromise any claims, actions, litigation, arbitrations or proceedings, other than any such payments, discharges, settlements or compromises in the ordinary course of business consistent with past practice requiring monetary payments (in the aggregate with respect to all such claims, actions litigations, arbitrations and proceedings) by the Company not in excess of $500,000 and not imposing any continuing liability, obligation or restriction on any of the Cronos Entities or their assets, and, with respect to any shareholder litigation relating to this Agreement or to the Transactions, only after consulting with the Fortis Parties.
5.2	Consents
(a)	Schedule 4.6(a) of the Disclosure Schedule identifies those Material Contracts that may require the consent of the contracting party to any change of control of the Company or any other Cronos Entity. The Company agrees to use its reasonable best efforts to secure all consents under the Material Contracts identified in Schedule 4.6(a) of the Disclosure Schedule that require the consent of the contracting party to the consummation of the Assets Sale. The securing of consents under the Material Contracts identified in Schedule 4.6(a) of the Disclosure Schedule, other than those consents, if any, identified in Schedule 4.6(a) of the Disclosure Schedule as a required consent, is not a condition to the consummation of the Assets Sale or to the making of the Liquidation Distributions to the Shareholders pursuant to Section 2.5.

(b)	If any Contract set forth in Schedule 4.6(a) of the Disclosure Schedule is not by its terms assignable, then the Company agrees to use its reasonable best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents (or novations) necessary to convey to the Purchaser the benefit thereof, and the Parties agree that such reasonable best efforts in this Section 5.2(b) shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Contract, and the failure to obtain any such consent (after the Company’s having used its reasonable best efforts) shall not be a breach of this Agreement. Purchaser shall cooperate with the Company, in such manner as may be reasonably requested in connection therewith, including, without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent (or novation).

(c)	To the extent that any such consents (or novations) described in Section 5.2(b) cannot be obtained prior to the Closing Date, the Company and the Purchaser will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Contracts to effectively grant Purchaser the economic benefits of, and impose upon Purchaser the economic burdens of, such Contracts until such time during the Liquidation of the Company pursuant to the Plan of Liquidation that such Contracts may be assigned to Purchaser.

(d)	Neither the Company, nor any of the Fortis Parties, nor any of their respective affiliates shall be required by this Section 5.2 to: (i) pay any consideration to secure any such consents or approvals, (ii) surrender, modify or amend in any material respect any license or contract (including this Agreement), (iii) hold separately (in trust or otherwise) or divest itself of, any of its assets, (iv) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (v) agree to any of the foregoing or any other conditions or requirements of any Governmental Entity or other person that are materially adverse or burdensome.

5.3	Proxy Statement
(a)	As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be distributed to the Shareholders in connection with the Shareholders’ Meetings (such proxy statement, as it may be amended or supplemented, together will all documents contained or incorporated by reference therein, being referred to herein as the “Proxy Statement”). The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or request for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the date of this Agreement.

(b)	Each of the Fortis Parties and the Company shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act and applicable Law.

(c)	The Fortis Parties and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendments and supplements thereto, in each case prior to their filing with the SEC or, if applicable, the dissemination thereof to the Shareholders. The Company agrees to provide to the Fortis Parties and their counsel a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, promptly after receiving such comments. Neither the Proxy Statement, nor any amendment or supplement thereto, shall be filed with the SEC by the Company without the Fortis Parties’ prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.
5.4	Schedule 13E-3 Filing
(a)	As promptly as practicable following the execution of this Agreement, the Company, Purchaser and Sponsor shall file with the SEC a Schedule 13E-3 Transaction Statement (such Transaction Statement, as it may be amended or supplemented, together with all documents contained or incorporated by reference therein, being referred to herein as the “Schedule 13E-3”) relating to the Transactions, as may be required pursuant to Section 13(e) of the Exchange Act. The Schedule 13E-3 shall comply in all material respects with the provisions of the Exchange Act, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Sponsor with respect to information supplied by the Company for inclusion in the Schedule 13E-3, and no representation is made by the Company with respect to information supplied by Purchaser or Sponsor for inclusion in the Schedule 13E-3.

(b)	Each of Purchaser and Sponsor, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it shall become false or misleading in any material respect, and Purchaser, Sponsor, and the Company further shall take all steps necessary to cause the Schedule 13E-3, as so corrected, to be filed with the SEC. The Schedule 13E-3 shall not be filed, nor any amendment or supplement to the Schedule 13E-3 shall be made, without the approval of Purchaser, Sponsor, and the Company, which approval shall not be unreasonably withheld, delayed, or conditioned. In addition, each Party shall provide to the other Parties and their counsel in writing any comments such Party or its counsel may receive from the SEC with respect to the Schedule 13E-3 promptly after receipt of such comments, and with copies of any written responses and telephonic notification of any verbal responses by such Party or its counsel. Purchaser and Sponsor shall, and shall procure the members of their management to, sign the Schedule 13E-3 if required to do so by the Exchange Act. The Company, Purchaser, and Sponsor mutually agree to cooperate fully with one another in the preparation and filing of the Schedule 13E-3 and in addressing SEC comments and obtaining SEC clearance of the Schedule 13E-3.
5.5	Shareholders’ Meetings
(a)	The Company, acting through its Board of Directors, shall take all action necessary in accordance with and subject to applicable Law and the Charter Documents of the Company to duly convene and hold three extraordinary general meetings of the Shareholders, all to be convened and held on the same or on consecutive business day(s) in Luxembourg (the “Shareholders’ Meetings”), as soon as practicable after the date of this Agreement, and to effect any adjournment, postponement or continuation thereof and the calling of subsequent meetings, as may be necessary.

(b)	The first meeting of the Shareholders (the “First Shareholders’ Meeting”) shall be convened to consider and to vote upon (i) adoption of the Plan of Liquidation, (ii) approval of this Agreement and the Assets Sale, (iii) appointment of the Board of Directors (or members thereof) (or such other Person selected by the Company and approved by the Fortis Parties) to serve as Liquidator to carry out the Assets Sale and to report to the Shareholders of the Company following the Assets Sale in accordance with Luxembourg’s Companies Law, (iv) adoption of the Name Change, and (v) any other matters as the Parties may agree to include in the Proxy Statement. Subject to Section 8.1, the recommendations of the Transaction Committee and the Board of Directors set forth in Sections 4.5(b) and 4.5(c), together with a copy of the opinion of Raymond James referred to in Section 4.24, shall be included in the Proxy Statement.

(c)	The second meeting of the Shareholders (the “Second Shareholders’ Meeting”) shall be convened to consider and to vote upon (a) approval of the report of the Liquidator, (b) appointment of the Liquidator Auditor, and (c) any other matters as the Parties may agree to include in the Proxy Statement.

(d)	The third meeting of the Shareholders (the “Third Shareholders’ Meeting”), shall be convened to consider and to vote upon (a) approval of the report of the Liquidation Auditor, (b) the steps necessary to close the Liquidation, and (c) any other matters as the Parties may agree to include in the Proxy Statement.

(e)	Without limiting the scope of the grant of authority in Section 5.5(a) to the Company to adjourn, postpone, or continue any Shareholders’ Meeting, the Liquidator may adjourn the Second Shareholders’ Meeting or the Third Shareholders’ Meeting in accordance with Luxembourg’s Companies Law in the event that the report of the Liquidator or the report of the Liquidation Auditor, as the case may be, is not available for consideration by the Shareholders at the convening of the Second Shareholders’ Meeting or the Third Shareholders’ Meeting, as the case may be.

(f)	The Closing shall occur after the First Shareholders’ Meeting upon approval by the Shareholders of the matters listed in Section 5.5(b), and the satisfaction or waiver of the other conditions to Closing set forth in Article VI. The completion of the Second Shareholders’ Meeting and the Third Shareholders’ Meeting and the approval by the Shareholders of the matters to be put to the Shareholders under Section 5.5(c) and (d) shall not be conditions to the Closing of the Assets Sale or the making of the Liquidation Distributions in accordance with the provisions of Section 2.5. The cost and expense of the Second and Third Shareholders’ Meetings and of any actions to be taken by the Company at or after the First Shareholders’ Meeting shall be borne and paid by Purchaser.
5.6	Covenants With Respect to this Agreement; Regulatory Filings

The Fortis Parties and the Company each covenant and agree that until the Closing Date or the date on which this Agreement is terminated, whichever is earlier, it shall (i) use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions to Closing in Article VI of this Agreement, to the extent the same is within its control, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws and (ii) take all actions necessary, and advisable or proper, subject to Section 8.1 hereof, to consummate the transactions contemplated by this Agreement, including the consummation of the Assets Sale and the Liquidation. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions contemplated hereby as promptly as practicable. Without limiting the generality of the foregoing, (i) the Parties shall, within two (2) business days after the date of this Agreement, file and prosecute pre-merger notification reports under the applicable Laws of Germany and South Korea and such other jurisdictions where such filings are required to consummate the transactions contemplated by this Agreement, (ii) the Company shall make all filings required under the Securities Act, the Exchange Act, and the Luxembourg Companies Law (after providing the Fortis Parties and their counsel a reasonable opportunity to review and comment upon any such filings), and (iii) the Purchaser and the Company shall cooperate in the preparation and filing of any other application, registration, filing, circular, request for approval and the preparation of any document reasonably deemed by the Parties to be necessary to discharge their respective obligations under Luxembourg’s Companies Law or under any other applicable Law in connection with this Agreement, the Assets Sale and the Liquidation. Each Party will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6 to comply in all material respects with all applicable Law with respect thereto.

5.7	Public Announcements

Neither the Fortis Parties, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Assets Sale and the Liquidation, without the other Party’s prior consent, except as may be required by applicable Law, court process, or by obligations pursuant to any listing agreement with, or rule of, NASDAQ, as the case may be, and, in any event, to the extent practicable, the Fortis Parties and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to such transactions. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.8	Employee Matters
(a)	Purchaser agrees to cause the applicable Subsidiary employer to honor the existing employment agreements that are set forth in Schedule 5.8(a) of the Disclosure Schedule, other than as otherwise agreed by such

Employees pursuant to separate agreements entered into with Purchaser or an affiliate of Purchaser.

(b)	Prior to the Closing Date, the Company shall take all steps as may be required to cause the Transactions contemplated by Section 2.3 and any other dispositions of the Company’s equity securities (including derivative securities) in connection with this Agreement or the Transactions contemplated hereby by each individual who is a director or officer of the Company or its Subsidiaries to be exempt under Exchange Act Rule 16b-3 (including, but not limited to, obtaining specific advance approval from the Compensation Committee of the Board of Directors prior to the Closing Date).

(c)	For all purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by Purchaser in which Employees become eligible to participate after the Closing Date, all persons previously employed by the Company or its Subsidiaries and then employed by Purchaser (or an affiliate) shall be credited with their years of service with the Company or its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Company or its Subsidiaries’ Employee Benefit Plans.

(d)	Any severance payments due an Employee after the Closing Date (regardless of whether the termination of employment occurred prior to, contemporaneous with, or subsequent to the Closing Date) shall be the responsibility of Purchaser.

(e)	Purchaser agrees to honor, in accordance with their terms, and to make required payments when due under, all Employee Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party that are applicable with respect to any Employee, director or shareholder of the Company or any of its Subsidiaries (whether current, former, or retired) or their beneficiaries.

(f)	With respect to any welfare plans in which Employees and their eligible beneficiaries are eligible to participate after the Closing Date, Purchaser shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Employees and their eligible beneficiaries, and (ii) provide each such Employee or eligible beneficiary with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any such plan.

(g)	By reason of their entering into the Contribution Agreements, the members of management identified in Schedule 5.8(g) of the Disclosure

Schedule have waived certain rights, benefits, privileges and payments (including, but not limited to, Stock Options, SARs, Restricted Shares, and other equity-based awards) under the Equity Incentive Plans of the Company prior to the date on which such member would otherwise become entitled to such rights, benefits, privileges or payments under the terms of the applicable plan, award or agreement. Stock Options, SARS and Restricted Shares held by members of the Company’s management listed on Schedule 5.8(g) of the Disclosure Schedule and waived by such members shall be surrendered by the member and shall be cancelled by the Company at the Closing.
5.9	Name Change

From and after the Closing, the Company shall not, directly or indirectly, use the name “Cronos Group” (the “Cronos Name”) or any similar name or trade name for any purpose except to liquidate, dissolve and wind up the Company’s business. Prior to the Closing, the Company shall have adopted an amendment to its Articles of Association to change its name (“Name Change”) to a name other than the Cronos Name or any similar name, and shall, at the Closing, deliver to Purchaser a duly executed certificate of the adoption of such amendment. The Company agrees to cooperate with Purchaser, at Purchaser’s sole cost and expense, to make any filings required in any jurisdiction in order to effect the purposes of this Section.

5.10	Post-Liquidation SEC Filings

The Company or the Liquidator shall as promptly as practicable following the commencement of the Liquidation and the conversion of the Common Shares into a right to receive the Liquidation Distribution, cause to be filed with the SEC a Form 15 to de-register its Securities under the Exchange Act pursuant to Rule 12g-4 thereunder, and a Form 2J to de-list the Common Shares from the NASDAQ Global Market, and make all such other filings and notices with NASDAQ and all other Governmental Entities and self-regulatory organizations as may be necessary or advisable to so de-register the Company’s Securities and de-list the Company’s Common Shares.

5.11	Additional Company SEC Documents

The Company shall furnish to Sponsor copies of any Company SEC Document which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will comply as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all respects, the financial position of the Company as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

5.12	Bulk Sales Requirements

Each of the Parties waives compliance with any applicable bulk sales Laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions.

5.13	Plan of Liquidation

From and after the adoption by the Shareholders of the Plan of Liquidation in accordance with Section 5.5, the Company shall limit its activities to the implementation of the Plan of Liquidation, supervision of the Liquidation and the making of the Liquidation Distributions, and the winding-up of its business in accordance with the terms of the Plan of Liquidation and Luxembourg’s Companies law. Neither the Company nor the Liquidator may amend the Plan of Liquidation without the prior written consent of Sponsor, which consent shall not be unreasonably withheld, delayed, or conditioned.
ARTICLE VI
CONDITIONS TO CLOSING
6.1	Conditions to Each Party’s Obligations

The obligation of the Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such Parties:
(a)	(i) each of the items set forth in Section 5.5 to be submitted to the Shareholders at the First Shareholders’ Meeting shall have been adopted and approved by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26, and (ii) the Company shall have received proxies authorizing management’s proxies to vote to approve and adopt, by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26, each of the items set forth in Section 5.5 to be submitted to the Shareholders at the Second Shareholders’ Meeting and the Third Shareholders’ Meeting, and none of such proxies shall have been revoked by the time of the Closing;

(b)	all waiting periods under any applicable pre-merger notification Law has expired or terminated;

(c)	the Parties shall have received all other consents and approvals from any Governmental Entity, the absence of which would be reasonably likely to have a Company Material Adverse Effect or a Sponsor Material Adverse Effect;

(d)	there shall not be any statute, rule, regulation, judgment, order, decree, ruling or injunction enacted, issued, entered, or promulgated, applicable to the Assets Sale or the Liquidation by or on behalf of a Governmental Entity that, directly or indirectly, (i) prohibits the acquisition by Purchaser or Sponsor of any material Company Assets under the Assets Sale or restrains or prohibits the consummation of the Assets Sale and the Liquidation, (ii) prohibits or materially limits the ownership or operation by the Purchaser of a material portion of the business or assets of the Subsidiaries, taken as a whole, or of CF Leasing individually, (iii) compels the Company or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of such a Person, in each case as a result of the Assets Sale and the Liquidation, (iv) prohibits the Purchaser or the Sponsor from effectively controlling in any material respect any material portion of the business or operations of the Subsidiaries, taken as a whole, or CF Leasing individually (other than day to day management of such business or operations) or (v) otherwise materially adversely affects the Company and its Subsidiaries, taken as a whole; and

(e)	there shall not be instituted or pending any action, suit or proceeding brought by a Governmental Entity that seeks to, or is reasonably likely to result in, any of the effects described in sub-clauses (i) through (v) of clause (d) immediately above.
6.2	Conditions to the Purchaser’s and the Sponsor’s Obligations

The obligation of the Purchaser and the Sponsor to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such Parties:
(a)	the representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if remade on the date thereof, disregarding for this purpose any standard of materiality (including Company Material Adverse Effect) contained in any such representation or warranty, except (i) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect;

(b)	the Company shall have performed in all material respects all of its covenants and obligations hereunder;

(c)	the Purchaser shall have received a certificate, dated as of the Closing Date, of an executive officer of the Company certifying to the matters set forth in Section 6.2 (a) and (b).

(d)	the Board of Directors shall not have (i) withdrawn, modified or amended in any respect adverse to Purchaser its approval, adoption or recommendation of the Agreement, the Assets Sale or the Liquidation, (ii) recommended or approved any Acquisition Proposal from a Person other than Purchaser, or (iii) resolved to do any of the actions specified in clauses (i) and (ii); and

(e)	written consents to a change of control shall have been obtained from the counterparties identified as required consents in Schedule 4.6(a) of the Disclosure Schedule in form and substance reasonably satisfactory to the Purchaser and the Sponsor.
6.3	Conditions to the Company’s Obligations

The obligation of the Company to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Company:
(a)	the Company shall have received, by wire transfer to the Disbursement Account maintained by the Paying Agent on behalf of the Company, in immediately available funds, the Purchase Price;

(b)	the representations and warranties of the Fortis Parties set forth herein shall true and correct in all respects as of the date of this Agreement and as of the Closing, as if remade on the date thereof, disregarding for this purpose any standard of materiality (including Sponsor Material Adverse Effect) contained in any such representation of warranty, except (i) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be likely to have a Sponsor Material Adverse Effect;

(c)	each of the Purchaser and the Sponsor shall have performed in all material respects all of the obligations of such Party hereunder;

(d)	Sponsor and Purchaser shall have delivered to the Company the Assignment and Assumption Agreement and any other assignment instruments reasonably necessary to consummate the Assets Sale;

(e)	the Company shall have received a certificate, dated as of the Closing Date, of an executive officer of each of the Purchaser and the Sponsor certifying to the matters set forth in Section 6.3(b) and (c).
ARTICLE VII
TERMINATION
7.1	Termination
This Agreement may be terminated by notice in writing at any time prior to the Closing Date:
(a)	by mutual consent of Purchaser and the Company;

(b)	by the Purchaser or the Sponsor:
     (i) upon a breach of the representations and warranties of the Company set forth herein, disregarding for this purpose any standard of materiality (including Company Material Adverse Effect) contained in any such representation or warranty, where such breach, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect;
     (ii) any representation or warranty of the Company, disregarding for this purpose any standard materiality (including Company Material Adverse Effect) contained in any such representation or warranty, and except for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, shall have become untrue or incorrect after the date hereof, which individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect;
     (iii) the Company shall not have performed in all material respects all of its covenants and obligations hereunder;
(c)	by the Purchaser or the Company, if the Closing shall not have occurred on or before September 30, 2007; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Assets Sale to be consummated by such date;

(d)	by the Company, if:
     (i) upon a breach of the representations and warranties of the Fortis Parties set forth herein, disregarding for this purpose any standard of materiality (including Sponsor Material Adverse Effect) contained in any such representation or warranty where such breach, individually or in the aggregate, would reasonably be likely to have a Sponsor Material Adverse Effect;
     (ii) any representation or warranty of the Fortis Parties, disregarding for this purpose any standard materiality (including Sponsor Material Adverse Effect) contained in any such representation or warranty, and except for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, shall have become untrue or incorrect after the date hereof, which individually or in the aggregate, would reasonably be likely to have a Sponsor Material Adverse Effect;
     (iii) the Purchaser or the Sponsor shall not have performed in all material respects all of their covenants and obligations hereunder;
(e)	by the Purchaser or the Sponsor, if: (i) the Board of Directors, or any committee thereof, withdraws, modifies or changes (A) its approval or adoption of this Agreement, the Assets Sale and the Liquidation or (B) its recommendation that the Shareholders adopt and approve at the Shareholders’ Meetings the matters set forth in Section 5.5; (ii) the Board of Directors (or any committee thereof) fails to reconfirm such recommendation within five (5) business days after a written request by the Sponsor or the Purchaser to do so; (iii) the Board of Directors, or any committee thereof, approves or recommends, or proposes publicly to approve or recommend, acceptance of, or the Company accepts, an Acquisition Proposal from a Person other than the Purchaser or the Sponsor; or (iv) the Board of Directors, or any committee thereof, resolves to take any of the actions specified in this clause (e)
(f)	by the Company, if, in compliance with Section 8.1, it enters into a definitive agreement providing for a Superior Proposal and, prior to or simultaneously therewith, pays the Sponsor the Termination Fee pursuant to the terms of Section 8.2;
(g)	by either the Purchaser or the Company, if (i) each of the matters set forth in Section 5.5 to be submitted to the Shareholders at the First Shareholders’ Meeting shall not have been adopted and approved by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26 or (ii) the Company shall not have received by the First Shareholders’ Meeting proxies authorizing management’s proxies to vote to approve and adopt each of the items set forth in Section 5.5 to be submitted to the Shareholders at the Second Shareholders’ Meeting and the Third Shareholders’ Meeting or, if so received, if such proxies shall have been revoked by the Closing.

(h)	by either the Purchaser or the Company, upon the failure to satisfy any condition to Closing specified in either Section 6.1(d) or (e); provided, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Assets Sale to be consummated by such date.
7.2	Waiver
At any time prior to the Closing Date, either Purchaser or the Company may: (a) extend the time for the performance of any of the obligations or other acts of the other Party; or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit.
7.3	Effect of Termination
In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the Sponsor, Purchaser, or the Company, except (i) as set forth in Sections 8.2, 9.6, 9.8, and 9.12, and (ii) nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement.
ARTICLE VIII
NON-SOLICITATION
8.1	Non-Solicitation
(a)	On and after the date of this Agreement, the Company and its Subsidiaries shall not, directly on indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, solicit, initiate or encourage inquiries from or submissions of proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal (defined below), or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that if the Board of Directors determines in good faith, after consultation with outside counsel and Raymond James, that such Acquisition Proposal, if consummated in accordance with its terms, is likely to result in a Superior Proposal (and such Acquisition Proposal was not solicited by the Company or any of the other Cronos Entities (or any of their respective officers, employees, directors, investment bankers or other agents) and did not result from any other breach of this Agreement), then the Company may, in response to any such Acquisition Proposal made after the date hereof, and subject to providing prior written notice to the Sponsor in accordance with Section 8.1(c) of its decision to take such action and its compliance with the other provisions of this Section 8.1, consider, participate in discussions, release any Person from any standstill agreement, negotiate, cooperate, furnish information (subject to Section 8.1(d)), assist and facilitate such Acquisition Proposal.
For purposes of this Agreement:
“Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of the Cronos Entities, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company (or any Cronos Entity whose assets or business constitutes 20% or more of the net revenues, net income or assets of the Cronos Entities, taken as a whole), other than the transactions contemplated by this Agreement.
“Superior Proposal” means a bona fide written offer from any Person (other than Sponsor and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company and any of its Subsidiaries, taken as a whole, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole, other than the Transactions contemplated by this Agreement, (A) which provides for consideration on a per share basis to the Shareholders with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Purchase Price Per Share, (B) which, considering all relevant factors, is more favorable to the Company and its Shareholders than the Assets Sale and the Liquidation, and (C) for which the third party has demonstrated that financing is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (based on the advice of independent financial advisors and outside counsel). Any Superior Proposal shall be an Acquisition Proposal.

(b)	The Company shall immediately cease and cause to be terminated, any negotiations with any Person (other than the Fortis Parties) with respect to any potential Acquisition Proposal existing or pending as of the date of this Agreement. The Company agrees not to release any third party from any confidentiality or standstill agreement except as permitted by Section 8.1(a) and shall not waive the application of the Company’s Shareholder Rights Plan in favor of any third party except as required pursuant to the Shareholder Rights Plan with respect to an Acquisition Proposal or final and non-appealable order of a court having jurisdiction or an order of any applicable securities regulatory authority or in connection with the determination that an Acquisition Proposal is a Superior Proposal as permitted by subsection (a).

(c)	The Company shall promptly provide notice to the Fortis Parties of any Acquisition Proposal (including any amendments to any Acquisition Proposal) or any inquiry that could lead to an Acquisition Proposal or any amendments thereto or any request for information relating to the Company or any other Cronos Entity in connection with such an Acquisition Proposal or for access to the assets, books or records of the Company or any other Cronos Entity by any Person or entity that informs the Company, any member of the Board of Directors or such Cronos Entity that it is considering making, or has made, an Acquisition Proposal. Such notice to the Fortis Parties shall be made, from time to time, first orally and then promptly in writing and shall indicate all material terms of the proposal known to the Company (other than, as may be required by agreement, the identity of the Person making such proposal). The Company shall keep the Fortis Parties informed of the status, including any change to the material terms of any such Acquisition Proposal or inquiry. Nothing contained in this Section 8.1 (or elsewhere in this Agreement) shall be deemed to prohibit the Board of Directors from taking and disclosing to its shareholders a position as contemplated by Item 14 of Schedule 14A or Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Board of Directors determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law.

(d)	If the Company is permitted under Section 8.1(a) to provide information to a Person in respect of an Acquisition Proposal, the Company may provide such Person with access to information regarding the Company, subject to the execution of a confidentiality and standstill agreement not less restrictive to the recipient thereof in the aggregate than the Confidentiality Agreement; provided that Sponsor is provided with a list of or copies of the information provided to such Person and provided with access to the information to which such Person was provided to the extent not previously provided by the Company to the Fortis Parties.

(e)	The Company agrees that it will not (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Fortis Parties, the approval, adoption or recommendation by its Board of Directors or any of its committees of this Agreement, the Assets Sale or the Liquidation, or resolve to do so, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (C) withdraw from the Assets Sale or the Liquidation, or (D) enter into any agreement, other than a confidentiality and standstill agreement as expressly permitted by subsection (d), with any Person providing for or to facilitate any Acquisition Proposal (including, without limitation, any amendment to an Acquisition Proposal) unless the Board of Directors determines in good faith, after consultation with outside counsel and Raymond James, that such Acquisition Proposal is a Superior Proposal; the Company may then only do so in compliance with the remainder of this Section 8.1(e). The Company shall provide the Purchaser and the Sponsor with an opportunity to amend this Agreement and the Proxy Statement to provide for at least equivalent financial terms to those included in any such Superior Proposal. In particular, the Company agrees to promptly provide the Fortis Parties with oral and written notice of any such Superior Proposal (and with a copy of any proposed agreement (“Proposed Agreement”) relating to such Superior Proposal), and the Fortis Parties shall have five (5) business days after their receipt of such notice (and such copy of any Proposed Agreement, if applicable) to decide whether Purchaser would like to match the offer of the Superior Proposal. The Board of Directors shall review any written offer delivered by Purchaser and Sponsor to so amend the terms of this Agreement, provided that it is delivered to the Company within five (5) business days of delivery of the Superior Proposal to the Fortis Parties, to determine, acting in good faith, whether Purchaser’s amended offer would be at least as favorable to the Shareholders as the Superior Proposal. If the Board of Directors so determines, the Company and the Fortis Parties shall enter into an amended Agreement reflecting the amended terms of the Assets Sale and the Liquidation, and this Agreement may not be terminated. If the Board of Directors continues to believe, acting in good faith, that the Superior Proposal continues to be a Superior Proposal with respect to the amended offer, or does not receive an amended offer within such five (5) business day period, then the Company may terminate this Agreement solely in order to concurrently enter into any Proposed Agreement that contains such Superior Proposal (and take such other actions described in clauses (A), (B) or (C) of this Section 8.1(e)), subject to compliance with Section 8.2. The Company acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this subsection (e) to initiate an additional five (5) business day notice period.

(f)	The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representative retained by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 8.1, and the Company shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, investment bankers, advisors or representatives.
8.2	Termination Fee
(a)	If:
     (i) this Agreement is terminated by the Fortis Parties pursuant to Section 7.1(g) (provided such termination is not caused by, or does not result from, the Fortis Parties’ breach of this Agreement); or
     (ii) this Agreement is terminated by the Fortis Parties pursuant to Section 7.1(e); or
     (iii) an Acquisition Proposal or any amendment thereto or variation thereof is publicly announced prior to the date of the First Shareholders’ Meeting, and within nine (9) months after the date of termination of this Agreement any Person enters into a definitive agreement with respect to, or consummates, any of the following: (i) direct or indirect acquisition of the assets of the Company or its Subsidiaries equal to 50.01% or more of the Company’s consolidated assets or to which 50.01% or more of the Company’s revenues or earnings on a consolidated basis are attributable (other than pursuant to a bona fide securitization transaction) or, (ii) a direct or indirect acquisition of (A) 50.01% or more of the Company’s interest in CF Leasing or (B) 50.01% or more of the outstanding Common Shares, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50.01% or more of the outstanding Common Shares, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; other than, in any such case, the transactions contemplated by this Agreement; or
     (iv) this Agreement is terminated as a result of Purchaser failing to exercise its right to make an amended proposal pursuant to Section 8.1(e); or
(b)	If the Company enters into a Proposed Agreement in accordance with Section 8.1(e);

Then, in the event of a termination referred to in Section 8.2(a)(i), the Company shall reimburse the Fortis Parties for their reasonable costs and expenses incurred in connection with this Agreement, including fees of counsel, accountants, and financial advisors, to a maximum of $1,500,000, and (ii) in the event of the other events referred to in subsection (a), and immediately prior to the event referred to in subsection (b), the Company shall pay to the Sponsor, by way of wire transfer of immediately available funds, the sum of $5,950,000, to be reduced by any expenses previously reimbursed (the “Termination Fee”). The Company shall not be obligated to make more than one payment of a Termination Fee under this Section 8.2 if one or more of the events specified herein occurs. This Section shall survive the termination of this Agreement.
(c)	The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Fortis Parties would not enter into this Agreement. Payment of the Termination Fee described in this Section 8.2 shall not be in lieu of damages incurred in the event of an intentional or willful breach of this Agreement but is otherwise the sole and exclusive remedy of the Fortis Parties in connection with any termination of this Agreement as provided in Section 7.1. If the Company fails promptly to pay the Termination Fee and, in order to obtain such payment, Sponsor commences a suit to collect the Termination Fee, then and in such event the prevailing Party in any such action shall be entitled to recovery of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) from the other Party incurred in connection with the prosecution or defense of any such action.
ARTICLE IX
GENERAL PROVISIONS
9.1	Nonsurvival of Representations and Warranties
(a)	None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and all such representations and warranties will be extinguished as of the close of business on the Closing Date. None of Sponsor, Purchaser, or the Company, nor any officer, director, employee or shareholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after the Closing Date. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date.

(b)	Each of the Parties is a sophisticated legal entity that was advised by knowledgeable counsel and, to the extent it deemed appropriate, other advisors in connection with this Agreement. Accordingly, each of the

Parties hereby acknowledges that (i) no Party has relied upon or will rely upon any document or written or oral information previously furnished or discovered by it or its representatives, other than this Agreement, the Company’s SEC Documents, the Public Limited Partnerships’ SEC Documents, or the Disclosure Schedule, or any certificates delivered pursuant to this Agreement, and (ii) there are no representations or warranties by or on behalf of any Party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement or in the Disclosure Schedule or in any certificates delivered pursuant to this Agreement.

(c)	The representations and warranties made in this Agreement by the Company will be deemed for all purposes to be qualified by (i) the disclosures set forth in the Disclosure Schedule, provided that the disclosure indicates the Section of this Agreement to which it relates, and provided further, that the disclosure with respect to any one Section of this Agreement shall also be deemed to relate to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section(s), or (ii) the disclosures made in the Company’s SEC Documents or the Public Limited Partnerships’ SEC Documents filed on or after December 31, 2005. The inclusion of any matter in the Disclosure Schedule will not be deemed an admission by the Company that such listed matter is material or that such listed matter has or would be reasonably likely to have a Company Material Adverse Effect.
9.2	Amendment
This Agreement may not be amended except by written instrument signed by each of the Parties.
9.3	Further Assurances
Subject to the conditions herein provided, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement, including (i) the execution and delivery of such documents as the other Party may reasonably require, and (ii) using reasonable best efforts to obtain all necessary waivers, consents and approvals referenced in this Agreement and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Entities. Each of the Parties shall cooperate in all reasonable respects with the other Parties in taking such actions.

9.4	Notification of Certain Matters; Fortis Parties
(a)	Each Party shall give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)	Any notice, instruction, waiver, or release required to be given by the Company under this Agreement to the Fortis Parties shall be deemed given to the Fortis Parties under this Agreement if given to Sponsor. Any notice, instruction, waiver or release given by Sponsor to the Company under this Agreement shall be deemed to be likewise given for and on behalf of Purchaser, without the necessity by the Company of securing any confirmation by Purchaser of any such notice, instruction, waiver, or release.
9.5	Access to Information
The Company agrees to provide the Purchaser and the Sponsor and their respective representatives with access during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as requested basis as well as access to its properties and assets in order to allow them to conduct such investigations as they may consider necessary or advisable for due diligence, strategic planning and other valid business reasons, and further agrees to assist them in all reasonable ways in any investigations which they may wish to conduct. For the purposes of this Agreement, the words “made available”, as they relate to any information of the Company (or any other Cronos Entity, as applicable), includes the inclusion of such information in the online data room provided by the Company. Any investigation by the Purchaser or the Sponsor and their respective representatives after the date of this Agreement shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.
9.6	Confidentiality
Any information provided or made available by a Party to any other Party in connection with this Agreement (including, without limitation, any information provided or made available pursuant to Section 9.5) shall not be disclosed by the Party in receipt of any such information to any other Person without the consent of the Party providing or making such information except as required by Law. This Section 9.6 shall not apply to information which (i) is or becomes generally available to the public other than as a result of disclosure by the Party to whom the information was provided or made available, (ii) was within the possession of a Party prior to it being provided or made available hereunder, or (iii) becomes available to a Party from a source other than another Party or any of its Representatives (as defined below) other than by reason of a breach known to the Party of a confidentiality agreement by the source with another Party. Notwithstanding this Section 9.6, information made available or provided to a Party hereunder may be made available to the directors, officers, employees, agents, advisors or other representatives of that Party (including, without limitation, its parent entities and their attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Representatives”) who need to know such information to assist such Party in connection with the transactions contemplated herein, provided that any such Representative will be advised of the provisions of this Section 9.6, will be deemed to be bound hereby to the same extent as such Party and such Party shall be liable for any breach hereof by any of its Representatives. In the event a Party in receipt of another Party’s information is required to disclose such information by Law (other than pursuant to routine examinations by applicable regulatory authorities), it shall, to the extent practicable, provide such other Party with notice of such requirement as far in advance of the intended disclosure as possible so that the other Party may attempt to obtain a protective order. If the other Party is not able to obtain such a protective order, the Party required to disclose such information shall only disclose that portion of the information it is legally required to disclose and will use its reasonable best efforts to have any information it so discloses afforded confidential treatment.
9.7	Directors and Officers Insurance; Indemnification
(a)	Without limiting the right of the Company to do so on its own prior to the Closing Date with the prior written consent of Sponsor, not to be unreasonably withheld, conditioned, or delayed, Sponsor hereby agrees to obtain and cause to be maintained directors’ and officers’ liability insurance for the current and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed on Schedule 9.7(a) of the Disclosure Schedule) on a six year “trailing” (or “run-off”) basis, subject to a maximum premium of 200% of the annual premium currently being paid by the Company for directors’ and officers’ liability insurance. If a run-off policy is not available at a reasonable cost, then Purchaser agrees that for the period from the Closing Date until six years after the Closing Date, the Purchaser shall maintain a substantially equivalent directors’ and officers’ insurance policy with terms and conditions no less advantageous to the directors and officers of the Company and its Subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed on Schedule 9.7(a) of the Disclosure Schedule), covering claims made prior to or within six years after the Closing Date subject to a maximum premium of 200% of the annual premium currently being paid by the Company for directors and officers liability insurance. It is agreed that a premium of 200% of the annual premium currently being paid by the Company for directors’ and officers’ liability insurance is a reasonable cost for a run-off policy, and the Company may secure and pay for such a run-off policy without any further consent of Sponsor. Purchaser also agrees that after the expiration of directors’ and officers’ liability insurance for the directors and officers of the Company and its Subsidiaries, including any run-off policy, it will use its reasonable best efforts to cause such directors and officers to be covered under Purchaser’s then existing directors’ and officers’ insurance policy, if any.

(b)	At all times following the Closing Date, Sponsor and Purchaser, jointly and severally, shall indemnify all present and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed in Schedule 9.7(a) of the Disclosure Schedule) (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, and arising out of or pertaining to (i) matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, and (ii) Purchaser’s assumption of the Company Liabilities, in each instance of (i) and (ii) to the fullest extent permitted by applicable Law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon demand upon receipt of sufficient supporting documentation for Costs reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties’ agreement to return such amounts to the Company or to Sponsor or Purchaser if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable Law, and such determination shall have become final and non-appealable. For purposes of this paragraph, “applicable Law” shall mean Luxembourg’s Companies Law.

(c)	The foregoing rights in Section 9.7(b) shall be in addition to any rights against the Company and its Subsidiaries (or their successors) to which any Indemnified Party may be entitled by reason of the Charter Documents of the Company or its Subsidiaries, as applicable, or any contract with the Company or its Subsidiaries, as applicable.

(d)	The provisions of this Section 9.7 are intended for the benefit of, and shall be directly enforceable by, each Indemnified Party and his or her heirs and representatives.

9.8	Expenses

The Purchaser shall pay all filing fees in connection with any HSR Act filing and necessary approvals under competition and antitrust and similar laws. The Company shall pay all filing, printing and mailing costs related to the Proxy Statement. Except for the foregoing and as otherwise expressly provided in this Agreement, including, without limitation, Section 2.2, each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.
9.9	Notices

All notices, requests, demands and other communications required or permitted to be given by any provision of this Agreement shall be in writing or transmitted electronically and shall be deemed to have been duly given upon receipt if received before 5:00 p.m. of a business day or, on the business day following receipt if received after 5:00 p.m. of a business day, addressed as follows:

(i)	If to Sponsor and Purchaser, to:

FB Transportation Capital LLC
CRX Acquisition Ltd.
c/o Fortis Capital Corporation
153 East 53rd St., 27th Floor
New York, New York 10022
Attention: Roy C. Anderson, Executive Vice President and General Counsel
Facsimile: (212) 340-6179

With a copy to (which shall not constitute notice):

Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: David L. Ronn, Esq.
Facsimile: (713) 238-4661

(ii)	If to the Company, to:

The Cronos Group
c/o Cronos Capital Corp.
One Front Street, Suite 925
San Francisco, California 94111
Attention: Dennis J. Tietz,
Chief Executive Officer
Facsimile: (415) 677-9491

With a copy to (which shall not constitute notice):

S. Nicholas Walker, Chair
Transaction Committee
Board of Directors
The Cronos Group
c/o York Stockbrokers, Inc.
610 Fifth Avenue, Suite 610
New York, New York 10020
Facsimile: (212) 218-8899

And a copy to (which shall not constitute notice):

James F. Fotenos, Esq.
Greene Radovsky Maloney Share & Hennigh LLP
Four Embarcadero Center, Suite 4000
San Francisco, California 94111
Facsimile: (415) 777-4961
9.10	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.11	Entire Agreement, Assignment and Governing Law
(a)	This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in this Agreement, no representation or warranty has been given by any Party to the others.

(b)	This Agreement: (i) is not intended to confer upon any other Person any rights or remedies hereunder, except as contemplated under Section 9.7; (ii) shall not be assigned by operation of law or otherwise, except that Sponsor and/or Purchaser may assign all or any portion of its, or their, respective rights and obligations under this Agreement to any affiliate upon three (3) business days prior written notice to the Company and provided such affiliate executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this

Agreement as Sponsor or Purchaser, as applicable, but no such assignment shall relieve the assigning Party of liability for its obligations hereunder; and (iii) except as contemplated by the last sentence of Section 9.7(b), shall be governed in all respects, including validity, interpretation, and effect, exclusively by the Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
9.12	Dispute Resolution
(a)	Subject to the provisions of Section 9.13, any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of a judgment in respect thereof, shall be brought exclusively in the state courts of New York or in the Federal District Court for the Southern District of New York and, by the execution and delivery of this Agreement, each Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts thereof in respect of any action or proceeding. Each of the Fortis Parties and the Company irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, by a recognized express carrier or delivery service, to the Fortis Parties or the Company, at their respective addresses referred to in Section 9.9 hereof.

(b)	Each of the Fortis Parties and the Company each hereby irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above, and further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court by way of motion as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such courts, (iii) that the proceeding in any such court is brought in an inconvenient forum, (iv) that the venue of such proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such court. Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by Law.
9.13	Dispute Resolution Concerning Section 9.7

The provisions of this Section 9.13 shall apply solely to any dispute arising under Section 9.7, and shall be the exclusive mechanism for resolving any dispute thereunder with respect to any officer or director eligible to invoke the provisions of Section 9.7 and who, with his or her initial claim, or, if not included with his or her initial claim, within ten (10) days after notice given by the Fortis Party after its receipt of an initial claim requesting such consent, agrees in writing to follow and to be bound by the terms of this Section 9.13.
(a)	All disputes, claims, or controversies arising after the Closing Date out of or relating to Section 9.7 that are not resolved by agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS or its successor. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules. The arbitration shall be held in San Francisco, California. For claims of $500,000 or less, arbitration shall be held before a single arbitrator, and for claims in excess of $500,000, the arbitration shall be held before a panel of three arbitrators. The arbitration shall be conducted in accordance with the rules and regulations promulgated by JAMS, as specifically modified herein.

(b)	Sponsor, the Purchaser, and any applicable Third-Party Beneficiary mutually covenant and agree that they shall make reasonable efforts to hold arbitration hearings pursuant to this Section 9.13 within sixty (60) days of the date on which a written demand for arbitration is filed by any Party hereto. For purposes of this Section 9.13, Third Party Beneficiaries (as defined in Section 9.14) shall be deemed Parties entitled to initiate a proceeding hereunder. In connection with the arbitration proceeding, the arbitrator(s) shall have the power to order the production of documents by each Party and any third-party witness; provided, however, that the arbitrator(s) shall not have the power to order the taking of depositions, the answering of interrogatories, or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons, that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered to be used by a Party’s witnesses or experts. The arbitrator(s) shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(c)	Sponsor, Purchaser, the Company, and the claimant(s) mutually covenant and agree that they will participate in arbitration pursuant to this Section 9.13 in good faith. The arbitrator(s) may in his or her discretion assess costs and expenses (including reasonable legal fees and expenses of the prevailing Party) against any Party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator(s) shall be liable, in the arbitrator’s discretion, for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 9.13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 9.13 shall be enforceable in any court of competent jurisdiction. Judgment on the arbitrator’s award may be entered in any court having jurisdiction.
(d)	Each of the Parties hereto irrevocably and unconditionally consents to the jurisdiction of the state courts of California and the Federal District Court for the Northern District of California for the purposes of enforcing the arbitration provisions of this Section 9.13. Each Party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and conditionally waives and agrees not to make any claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered or certified mail at the address to which notices are to be given. Each of the Parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Parties hereto.
9.14	Third Party Beneficiaries

The provisions of Section 9.7 are (i) intended for the benefit of all present and former directors and officers (other than those former directors and officers identified in Schedule 9.7(a) of the Disclosure Schedule) of the Company and its Subsidiaries, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Company and Purchaser shall hold the rights and benefits of Section 9.7 in trust for and on behalf of the Third Party Beneficiaries and each of the Company and Purchaser hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.
9.15	Waiver

Any waiver of compliance with any obligation, covenant, agreement, provision or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the Party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

9.16	Time of Essence

Each of the Parties hereto agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.17	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.
[Signature page follows.]

     IN WITNESS WHEREOF, Sponsor, Purchaser, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as day and year first above written.

“SPONSOR”

FB TRANSPORTATION CAPITAL LLC

By:	/s/ Milton Anderson Milton Anderson
Chief Executive Officer

And:	/s/ Menno van Lacum

Menno van Lacum
Senior Vice President

“PURCHASER”

CRX ACQUISITION LTD.

By:	/s/ Milton Anderson

Milton Anderson
President

And:	/s/ Menno van Lacum

Menno van Lacum
Vice President

“COMPANY”

THE CRONOS GROUP

By:	/s/ Dennis J. Tietz

Dennis J. Tietz
Chief Executive Officer

And:	/s/ S. Nicholas Walker

S. Nicholas Walker
Chair, Transaction Committee
Board of Directors

ANNEX 1
THE CRONOS GROUP
Société Anonyme Holding
PLAN OF LIQUIDATION AND DISSOLUTION
     This Plan of Liquidation and Dissolution (“Plan”) is intended to accomplish the complete liquidation and dissolution of The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”) (Registrar Number RCS LUX B27.489), in accordance with the consolidated version of the law of August 10, 1915 on commercial companies, as amended to date (the “Companies’ Law”), as follows:
     1. All capitalized terms used herein and not defined herein shall have the meaning given to them by the Asset Purchase Agreement defined below.
     2. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called three extraordinary meetings (the “Meetings”) of the Company’s shareholders (the “Shareholders”) to take action on the Plan. The first Meeting (the “First Meeting”) shall be called to consider and to vote upon (i) adoption of the Plan, (ii) approval of the Asset Purchase Agreement, dated as of February 28, 2007 (the “Asset Purchase Agreement”) by and among the Company, FB Transportation Capital LLC, a Delaware limited liability company (“Sponsor”), and CRX Acquisition Ltd., a Bermuda exempted company (“Purchaser”); (iii) adoption of the Name Change; (iv) appointment of the Board of Directors (or members thereof) (or such other Person selected by the Company prior to the First Meeting and approved by the Fortis Parties) to serve as Liquidator to carry out the Assets Sale and the other duties of Liquidator under the Plan and the Companies’ Law; and (v) and such other matters as the Company deems appropriate to submit to the Shareholders at the First Meeting to implement the Plan.
     (a) If at the First Meeting a quorum of the holders of at least a majority of the issued and outstanding Common Shares of the Company, par value $2.00 per share (the “Common Shares”) is present, and Shareholders holding at least two-thirds of the Common Shares present either in person or by proxy vote for the adoption of this Plan, then the Plan shall constitute the adopted Plan of the Company as of the date of the First Meeting, or at such later date at which the Shareholders may approve the Plan if the First Meeting is adjourned, postponed, or continued to a later date (the “Adoption Date”); provided, however, that the Plan shall not be effective unless the Shareholders, at the First Meeting (or at any adjournment, postponement, or continuation thereof), take the following additional actions:

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        (i) Appoint the Liquidator, by vote of Shareholders holding a majority of Common Shares present either in person or by proxy;
        (ii) Approve the Asset Purchase Agreement and Assets Sale by vote of Shareholders holding a majority of the Common Shares present either in person or by proxy;
        (iii) Approve the Name Change, by vote of Shareholders holding at least two-thirds of the Common Shares present either in person or by proxy; and
        (iv) Such other matters as the Board of Directors determines to be submitted to the Shareholders at the First Meeting to implement the Plan.
If any resolution submitted to the Shareholders at the first Meeting is not voted upon or approved, then, in the discretion of the Board of Directors, such resolution(s) may be kept open for further consideration at a reconvened or adjourned meeting.
     (b) The second Meeting (“Second Meeting”) shall be called for the same day as the First Meeting, or as soon thereafter as is practicable, to consider and vote upon (i) approval of the report of the Liquidator, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; (ii) appointment of a Commissaire à la Liquidation (“Liquidation Auditor”) to audit the report of the Liquidator pursuant to the provisions of the Companies’ Law, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; and (iii) such other matters as the Board of Directors determines to be submitted to the Shareholders at the Second Meeting to implement the Plan.
     (c) The third Meeting (“Third Meeting”) shall be called for the same day as the Second Meeting, or as soon thereafter as is practicable, to consider and vote upon (i) approval of the report of the Liquidation Auditor, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; and (ii) those additional steps determined by the Board of Directors to be submitted at the Third Meeting to close the Liquidation.
     3. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to wind-up its business and affairs and to distribute its assets in accordance with this Plan and the Companies’ Law.
     4. (a) From and after the Adoption Date, the Company shall complete the following corporate actions:

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        (i) The Company shall sell its assets and assign its liabilities to Purchaser, pursuant to the terms of the Asset Purchase Agreement. The Company shall deposit the proceeds paid to the Company in consideration of the sale by the Company of its assets to Purchaser pursuant to the terms of the Asset Purchase Agreement (the “Purchase Price”) to a disbursement account (the “Disbursement Account”) established with the Company’s transfer agent (in such capacity, the “Paying Agent”).
        (ii) The Liquidator, acting for and on behalf of the Company, shall cause the Paying Agent to distribute the Purchase Price, without interest, pro rata to the Shareholders, said pro rata distribution per Common Share referred to hereinafter as the “Final Distribution.” The Final Distribution shall be made as soon as practicable after the closing of the sale by the Company of its assets to Purchaser under the Asset Purchase Agreement.
     (b) For purposes of this paragraph 4 and the following paragraphs of this Plan, “Shareholders” shall include:
        (i) the holders of Stock Options identified on Schedule 4.2 of the Disclosure Schedule (“Option Holders”) to the extent of that number of Common Shares issuable to the Option Holders at the Closing, determined on a “net issuance basis” in accordance with the following formula:
N = OS x (PS – E)
PS
        Where N equals the number of Common Shares issuable to the Option Holders on a net issuance basis; OS equals the number of Common Shares subject to the Stock Options; PS equals the Purchase Price Per Share; and E equals the exercise price of the Stock Option (where there is more than one exercise price, the formula shall be separately applied to each Stock Option with a separate exercise price to determine the total number of Common Shares issuable to the Option Holder on a “net issuance basis”);
        (ii) The holders of SARs listed on Schedule 4.2 of the Disclosure Schedule (“SAR Holders”) to the extent of that number of share units issuable to the SAR Holders at the Closing, determined on a “net issuance basis” in accordance with the following formula:
N = SARs x (PS – G)
PS
        Where N equals the number of share units issuable to the SAR Holder on a net issuance basis; SARs equals the number of share units subject to the SAR; PS equals the Purchase Price Per Share; and G equals the grant price of a share unit.

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        (iii) The holders of Stock Units held by the directors identified on Schedule 4.2 of the Disclosure Schedule at the Closing to the extent of the number of Common Shares into which Stock Units are convertible.
        (iv) The holders of Restricted Shares identified on Schedule 4.2 of the Disclosure Schedule to the extent of the number of such Restricted Shares held by such holders at the Closing.
     5. (a) From and after the Closing, all common shares of the Company held as treasury stock, and all Common Shares owned by any Subsidiary of the Company, shall be cancelled and retired and the holders thereof shall not participate in the Final Distribution.
          (b) Each Common Share participating in the Liquidation shall evidence no economic rights, from and after the Closing, other than the right to receive the Final Distribution. Holders of Common Shares shall also have the right to vote at the Second and Third Meetings, as described in Paragraph 2(b) and (c) above. Upon approval of the matters to be presented at the Third Meeting, all such Common Shares shall cease to have any rights other than to participate in the Final Liquidation pursuant to Paragraph 6 hereof upon compliance with the procedures outlined in this Plan.
     6. (a) Promptly after the Closing Date, the Liquidator shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that as of the close of business on the Closing Date represented outstanding Common Shares (the “Certificates”), including to each Person identified in paragraph 4(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Liquidator may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Final Distribution. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Final Distribution (subject to subsection (e), below) for each Common Share represented by such Certificate, to be mailed within five (5) business days of receipt of such Certificate and letter of transmittal, and the Certificate so surrendered shall forthwith be canceled. If payment of the Final Distribution is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Final Distribution that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, together with any signature guaranty required by the Paying Agent, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Final Distribution to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable.

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          (b) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Shares pursuant to the Liquidation such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Plan as having been paid to the holder of Common Shares or Certificates, as applicable, in respect of which the deduction and withholding was made, and (ii) the Liquidator shall cause the Paying Agent to promptly pay over such withheld amounts to the appropriate Governmental Entity, if any.
          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by the Liquidator, the delivery of a bond (in such amount as the Liquidator may reasonably direct) as indemnity in accordance with the applicable Laws of Luxembourg against any claim that may be made against the Paying Agent, any Party or the Liquidator on account of the alleged loss, theft or destruction of such Certificate, the Liquidator shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Final Distribution deliverable in respect thereof as determined in accordance with paragraph 4.
     7. The implementation of this Plan shall be supervised by the Liquidator of the Company, who shall have all right, power, and authority to implement this Plan and to conduct the winding up and dissolution of the Company under Section VIII (Articles 141-151) of the Companies’ Law. Without limiting the generality of the foregoing, the Liquidator may bring and defend any action on behalf of the Company, and transact or compromise any dispute involving the Company, subject, in each instance, to the provisions of the Asset Purchase Agreement. In discharging its responsibilities, the Liquidator may retain and employ the services of advisors, including, without limitation, counsel, accountants, paying agents, and shareholder search firms, upon such terms and for such compensation as the Liquidator determines. For its services as Liquidator of the Company, the Liquidator shall receive compensation and reimbursement of expenses as determined in good faith by the Board of Directors or otherwise authorized by the Companies’ Law. The principal office of the Liquidator shall be 5, rue Guillaume Kroll, L-1882 Luxembourg, or such other location as the Liquidator determines. To the extent the Liquidator deems it advisable, the Liquidator, if more than one Person, may adopt such procedures as the Liquidator deems appropriate for the conduct of its meetings and the taking of action by it as Liquidator of the Company and, in the absence of the adoption of any such procedures, shall be subject to the procedures governing the conduct of meetings and the taking of actions applicable to the boards of directors of société anonymes organized under the Companies’ Law.
     8. The Liquidator is hereby authorized and directed to prepare a report or reports concerning the consummation of the Assets Sale and the adoption and implementation of this Plan as is necessary or appropriate under the Companies’ Law.

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     9. The Final Distribution to the Shareholders pursuant to Section 4 hereof shall be in complete redemption and cancellation of all outstanding Common Shares of the Company. The Company will close its stock transfer books and discontinue recording transfers of Common Shares as of the close of business on the Closing Date or as otherwise permitted by the Companies’ Law, and thereafter certificates representing the Company’s Common Shares will not be assignable or transferable on the books of the Company, except by will, intestate succession, or operation of law.
     10. If the Final Distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered his or her certificates evidencing the Common Shares, or for any other reason, the Final Distribution to which the Shareholder is entitled shall be transferred to the official of such state or other organization, if any, authorized by applicable law to receive the proceeds of such Final Distribution. The proceeds of such Final Distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such Shareholder, as the sole equitable owner thereof, and shall be treated as abandoned property in escheat to the applicable state or other jurisdiction in accordance with applicable Law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
     11. After the Closing Date, the Liquidator shall prepare and file all reports and returns in order to perfect the liquidation and dissolution of the Company in accordance with the Companies’ Law.
     12. The Company shall indemnify the Liquidator and its agents and representatives in accordance with the Company’s Articles of Incorporation and its policies of indemnification (as adopted by the Board of Directors of the Company on August 4, 1999, as amended June 1, 2001), for actions taken in connection with this Plan and the winding up of the business of the Company. The Liquidator, in its good faith discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.
     13. Notwithstanding the authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Liquidator may modify or amend this Plan without further action by the Shareholders to the extent permitted by the Companies’ Law and, to the extent applicable, the Asset Purchase Agreement.
     14. The Liquidator is hereby authorized, without further action by the Shareholders, to do and perform any and all acts, and to make, execute, deliver, or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind which are deemed necessary, appropriate, or desirable, in the good faith discretion of the Liquidator, to implement this Plan and the transactions contemplated thereby, including, without limitation, all filings or acts required by any law or regulation to wind up the Company’s business.

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Execution Copy
ANNEX 2
SUPPORT AGREEMENT
     This Support Agreement (this “Agreement”) is dated as of February 28, 2007, by and among CRX Acquisition Ltd., a Bermuda exempted company (“Purchaser”), and the undersigned shareholders (individually, a “Holder” and collectively, the “Holders”) of The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Purchaser and the Company are parties, along with other entities, to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), which provides, among other things, that Purchaser shall purchase all of the assets of the Company and thereafter the Company shall liquidate;
     WHEREAS, as of the date hereof, each of the Holders is the record or beneficial owner of, and has the right, acting alone, to vote and dispose of the number of common shares, par value $2.00 per share, in the Company (the “Company Shares”) set forth opposite his, her or its name on Schedule I hereto; and
     WHEREAS, as an inducement and a condition to the Purchaser entering into the Purchase Agreement and incurring the obligations set forth therein, Purchaser has required that the Holders enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions. Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Purchase Agreement. In addition, for purposes of this Agreement:
          “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person includes securities Beneficially Owned by all affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
          “Company Shares” shall have the meaning set forth in the recitals to this Agreement.
          “Owned Shares” shall mean, with respect to each Holder, the Company Shares Beneficially Owned by such Holder on the date hereof, together with any Company Shares Beneficially Owned by such Holder after the date hereof, and any other securities of the Company entitled, or which may be entitled, to vote generally in the election of

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          directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of Shareholders), now or hereafter Beneficially Owned by each such Holder.
          “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     2. Voting of Owned Shares; Proxy.
          (a) Each Holder hereby agrees that, during any time prior to the complete Liquidation of the Company while this Agreement is in effect, at any meeting (whether an extraordinary general meeting or otherwise, and whether or not an adjourned or postponed meeting) of the Shareholders, however called, or in connection with any written consent of the Shareholders, Holder shall vote (or cause to be voted), in his, her or its capacity as a Shareholder, all Owned Shares: (i) in favor of the adoption of the transactions contemplated by the Purchase Agreement, including, but not limited to any items to be considered and voted upon at any of the Shareholders’ Meetings; (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or of the Holders under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Assets Sale, the Liquidation or the transactions contemplated by the Purchase Agreement or this Agreement; and (iii) against the following actions (other than the Assets Sale, the Liquidation and the transactions contemplated by the Purchase Agreement and this Agreement): (I) any extraordinary corporate transaction, such as a recapitalization, merger, consolidation or other business combination involving the Company and/or any of its Subsidiaries, (II) any sale, lease or transfer of a material amount of the assets or business of the Company and/or any of its Subsidiaries; and (III) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Assets Sale, the Liquidation or any of the transactions contemplated by the Purchase Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; provided, that nothing in the foregoing provisions of this Section 2 shall be deemed to limit any Holder’s right, upon instruction from the Purchaser, to vote for any adjournment or postponement of any meeting of the Shareholders. The Holders, in their capacity as Shareholders, shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in or referenced by this Section 2(a).
          (b) Each Holder agrees to grant, at the request of the Purchaser or, as the case may be, the Company, upon the execution and delivery of the Purchase Agreement, a proxy to vote the Owned Shares as indicated in subsection 2(a) above. Each Holder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him, her or it with respect to the Owned Shares; provided,

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however, that such proxy shall terminate and be deemed revoked upon the termination of this Agreement pursuant to Section 3 hereof.
          (c) Each Holder’s obligations hereunder are undertaken strictly in Holder’s capacity as a Shareholder, and no such obligation shall affect Holder or any of Holder’s affiliates in their capacity as a director or officer of the Company or as a fiduciary to any other person (other than any of the Shareholders), or shall be construed to require Holder to take, or in any way limit any action that Holder may take, to discharge Holder’s duties in such other capacity.
          (d) Each Holder shall vote on all issues other than those specified in this Section 2 that may come before a meeting of the Shareholders in his, her or its sole discretion, provided that such vote does not contravene the provisions of this Section 2. In the case of a Holder who is a member of the Company’s Board of Directors, nothing in this Agreement shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by such Holder in his or her capacity as a director of the Company and no action taken by such Holder in his or her capacity as a director of the Company shall be deemed to violate any of such Holder’s duties under this Agreement.
          (e) The Holders each further agree, until the consummation of the transactions contemplated under the Purchase Agreement or the termination of the Purchase Agreement, to refrain from soliciting or, subject to the terms of the Purchase Agreement, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the Company Shares or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.
     3. Termination. This Agreement shall terminate upon the earlier to occur of (i) the approval of all matters to be presented at the Third Shareholders’ Meeting and (ii) the termination of the Purchase Agreement in accordance with its terms; provided, however, that the provisions of Section 8(c) hereof shall survive any such termination.
     4. Restrictions on Transfer; Other Proxies. The Holders shall not, directly or indirectly; (i) Transfer to any Person any or all Owned Shares; (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; or (iii) take any action in their capacity as Shareholders that would make any representation or warranty of the Holders contained herein untrue or incorrect or would result in a breach by the Holders of their obligations under this Agreement or a breach by the Company of its obligations under the Purchase Agreement. Nothing in this Section 4 shall be deemed to limit rights of any persons other than the Holders. Each Holder further agrees to cause the Company not to register the Transfer of any certificate representing any of the Owned Shares unless such Transfer is made in accordance with the terms of this Agreement.
     5. Representations and Warranties of the Holders. Each Holder hereby represents and warrants to Purchaser as follows, solely with respect to himself, herself or itself:
          (a) Holder has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its respective obligations hereunder. If Holder is an individual, Holder has the legal capacity to execute and deliver this Agreement. If Holder is an

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entity, the execution and delivery by such Holder of this Agreement and the performance by the Holder of its obligations hereunder have been duly and validly authorized by the governing body of Holder and no other corporate or other proceedings on the part of Holder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by Holder and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Holder, enforceable against the Holder in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).
          (c) Holder is the record and Beneficial Owner of all of the Owned Shares indicated opposite such Holder’s name on Schedule I hereto, which constitute all of the Owned Shares Beneficially Owned by such Holder as of the date hereof, and which are free and clear of all liens, pledges, charges, claims, security interests and other encumbrances. Other than as provided in this Agreement and under applicable securities laws, there are no restrictions on the voting rights or right of disposition, or any co-sale rights or rights of first refusal or similar rights, pertaining to such Owned Shares.
          (d) Neither the execution and delivery of this Agreement nor the consummation by the Holder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Holder is a party or by which Holder is bound.
     6. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to the Holders as follows:
          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Holders, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).

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          (c) Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound.
          7. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and delivery such additional documents and take all such further lawful action as may be commercially reasonable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
     8. Miscellaneous.
          (a) This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement and the agreements referenced herein, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated hereby, other than those referred to in clause (i) above. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa.
          (b) The Holders agree that this Agreement and the respective rights and obligations of the Holders hereunder shall attach to any Company Shares, any securities convertible into such shares, and any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of the Shareholders), that may become Beneficially Owned by such Holders.
          (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
          (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party to this Agreement; provided, that Purchaser may assign its rights and obligations hereunder to any subsidiary or affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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          (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.
          (f) All notices, requests, demands and other communications required or permitted to be given by any provision of this Agreement shall be in writing or transmitted electronically and shall be deemed to have been duly given upon receipt if received before 5:00 p.m. of a business day or, on the business day following receipt if received after 5:00 p.m. of a business day, addressed as follows:
If to a Holder, addressed to the address set forth on Schedule I attached hereto.
If to Purchaser, addressed to:
CRX Acquisition Ltd.
c/o Fortis Capital Corporation
153 East 53rd St.
27th Floor
New York, New York 10022
Attention: Executive Vice President and General Counsel
Facsimile: (212) 340-6179
With a copy to (which shall not constitute notice):
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: David L. Ronn
Facsimile: (713) 238-4661
          (g) If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
          (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action

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instituted in any state or federal court sitting in New York or an applicable court in the Grand Duchy of Luxembourg.
          (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
          (j) This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including maters of validity, construction, effect, performance and remedies; provided, however, that the internal laws of the Grand Duchy of Luxembourg shall apply with respect to matters governed thereby.
          (k) The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          (l) This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
     Unless otherwise noted, all section references in this Agreement are references to the specified section of this Agreement.
[signature pages follow]

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     IN WITNESS WHEREOF, Purchaser and each of the Holders have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

CRX ACQUISITION LTD.

By:
Name:
Title:

HOLDERS:

S. NICHOLAS WALKER

THE LION FUND LIMITED

By:	York Asset Management Limited, Investment Manager

By:

S. Nicholas Walker,
Managing Director

YORK LION FUND, L.P.

By:	York GP, Ltd.,
General Partner

By:

S. Nicholas Walker,
Managing Director

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YORKPROP LIMITED

By:	York Asset Management Limited, Investment Manager

By:
S. Nicholas Walker,
Managing Director

DENNIS J. TIETZ

PETER J. YOUNGER

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SCHEDULE I

Holder	Address for Notice	Number of Company Shares
S. Nicholas Walker	Chelsea Place Apartment	31,598
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

The Lion Fund Limited	c/o S. Nicholas Walker	1,087,070
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

York Lion Fund, L.P.	c/o S. Nicholas Walker	249,152
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

YorkProp Limited	c/o S. Nicholas Walker	38,000
	Deltec House
	Lyford Cay
	PO Box N1717
	Nassau NP
	Bahamas

Dennis J. Tietz	c/o Cronos Capital Corp.	32,145
	One Front Street, Suite 925
	San Francisco, California 94111

Peter J. Younger	c/o Cronos Capital Corp.	4,950
	One Front Street
	Suite 925
	San Francisco, California 94111

S-1

ANNEX 3
February 28, 2007

To:	CRX Acquisition Ltd.
c/o Fortis Capital Corporation
153 East 53rd St., 27th Floor
New York, New York 10022
Re:	Dolphin, Inc. – [Name of Individual] — Equity Commitment Letter
Gentlemen:
     Reference is made to the Asset Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Asset Purchase Agreement”), by and among CRX Acquisition Ltd., a Bermuda exempted company (“Purchaser”), FB Transportation Capital LLC, a Delaware limited liability company (“Sponsor”), and The Cronos Group, a limited liability company (société anonymé holding) organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”), pursuant to which Purchaser, or a permitted assignee of Purchaser, will acquire the assets and assume the liabilities of the Company subject to and in accordance with its terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.
     The undersigned is entering into this commitment letter agreement (“Equity Commitment Letter”) at or about the same time that certain other holders of Common Shares of the Company are entering into Equity Commitment Letters with Purchaser having terms substantially similar hereto. The undersigned, such other Persons who are parties to such other Equity Commitment Letters and any other Persons who become parties to Equity Commitment Letters with Purchaser after the date hereof, are collectively referred to herein as the “Investors”. This letter is being delivered to Sponsor and Purchaser in connection with the execution and delivery of the Asset Purchase Agreement by Purchaser, Sponsor and the Company.
     This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to contribute and deliver to Purchaser at or immediately prior to the Closing cash in the amount set forth on Schedule A attached hereto (and which is made a part hereof) (the “Committed Cash”) in exchange for that number of common shares of Purchaser, US$0.01 par value per common share (such common shares of Purchaser being referred to herein as the “Subject Equity Securities”) set forth on Schedule A. The amounts and consideration referred to above and in Schedule A are subject to upwards adjustment under certain circumstances as set forth below; provided however, that the undersigned shall not, under any circumstances, be obligated to contribute to Purchaser an amount of cash in excess of the “Maximum” amount of Committed Cash set forth on Schedule A. The undersigned’s obligation hereunder to contribute and deliver the Committed Cash to Purchaser is herein referred to as the “Commitment”), and such obligation is subject in all respects to (a) the terms of this letter, (b) the satisfaction of the

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conditions precedent to Purchaser’s and Sponsor’s obligations to effect the Closing, (c) the performance in full by the other Investors of their obligations under their respective Equity Commitment Letters and (d) the issuance to the undersigned of the Subject Equity Securities (all of which will be deemed to occur immediately prior to the Closing). The other terms and conditions regarding the undersigned’s proposed investment in Purchaser are summarized in Schedule B, which is attached hereto and made a part hereof.
     The undersigned’s obligation hereunder to contribute and deliver to Purchaser the Committed Cash will terminate automatically and immediately upon the earlier to occur of the following: (a) the termination of the Asset Purchase Agreement and (b) the Closing.
     The undersigned and Purchaser also each agree to enter into, effective upon the Closing, definitive agreements reflecting the terms and conditions set forth in this letter and those referred to or summarized in Schedule B hereof, with such agreements, (a) in each case, containing such other terms as are (i) not materially inconsistent with the terms and conditions hereof and those summarized in Schedule B and (ii) not materially adverse to the undersigned, Sponsor or Purchaser, and (b) including a definitive employment agreement containing terms and conditions substantially the same as those contained in Exhibit I which is attached hereto and made a part hereof.
     Effective immediately prior to the Closing, the employment agreement(s) of the undersigned with the Company shall terminate, and undersigned shall have no rights or entitlements thereunder, provided that such termination is subject to the satisfaction of all of the following conditions:
(a) The transactions contemplated by the Asset Purchase Agreement are consummated in accordance with the terms thereof, including the undersigned’s exercise of any Stock Options, redemption of any SARs, settlement of any Stock Units, and claiming of vested ownership of any Restricted Shares, as the case may be, on an accelerated vesting basis as contemplated by Section 2.3 of the Asset Purchase Agreement; and
(b) Simultaneously with the Closing, the undersigned and Purchaser shall have entered into the agreements referred to in the first immediately preceding full paragraph above.
Should any of such conditions not be satisfied, the employment agreement(s) of the undersigned referred to above shall remain in full force and effect in accordance with their respective terms.
     Nothing hereunder shall limit or restrict the undersigned from exercising any duties to the Company, its Board of Directors or its Shareholders to the extent the exercise of such duties is otherwise permitted under Section 8.1 of the Asset Purchase Agreement.
     The undersigned’s rights and obligations under this Equity Commitment Letter may not be assigned without the prior written consent of Purchaser, and any attempted assignment shall be null and void and of no force or effect. Except to the extent otherwise agreed to by Purchaser, any such permitted assignment shall not relieve the undersigned of its obligations under this

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letter. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Purchaser and the undersigned and approved in writing by Sponsor. Notwithstanding the foregoing, the undersigned and Purchaser acknowledge and agree that the structure and terms of the proposed investment contemplated hereunder may be subject to change upon and subject to the mutual consent of the parties hereto.
     Purchaser may assign its rights and obligations hereunder to an entity affiliated with Purchaser, provided that (i) such assignment shall not relieve Purchaser of its obligations hereunder and (ii) such assignment does not adversely affect in any material respect the undersigned’s rights or benefits hereunder.
     This Equity Commitment Letter shall be binding on and inure to the benefit of the undersigned and Purchaser and their respective heirs, guardians, representatives, trustees, executors, successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the undersigned, Sponsor and Purchaser and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce the Commitment or any other provisions of this letter.
     The undersigned represents and warrants to Purchaser that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by Purchaser against the undersigned in accordance with its terms; (iii) the undersigned has full and unrestricted power and authority to enter into and perform his or its obligations under this letter agreement without the consent or approval of, or any other action on the part of, any other Person; (iv) other than the filing by the undersigned of any reports with the SEC, neither the execution and delivery of this letter by the undersigned, nor the consummation by the undersigned of the transactions contemplated hereby, nor the compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any agreement, document or instrument to which the undersigned is a party or by which the undersigned may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned, or (4) results in a lien or encumbrance upon any of the property of the undersigned; and (v) the undersigned has not entered into any actual or planned disposition of Common Shares, commitment or other agreement or arrangement that is inconsistent with the terms of this letter. The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.
     This letter may be executed in counterparts. This letter and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the parties hereto (i) consents to submit himself or itself to the personal jurisdiction of any state or federal

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court located in the Borough of Manhattan of The City of New York in the event any dispute arises out of this letter or any of the transactions contemplated by this letter, (ii) agrees that he or it (as the case may be) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that he or it (as the case may be) will not bring any action relating to this letter or any of the transactions contemplated by this letter in any court other than such courts sitting in the Borough of Manhattan of The City of New York.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of page intentionally left blank]

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Very truly yours,

Name:

Accepted and Acknowledged as of the date first written above:

CRX ACQUISITION LTD.

By:

Name:

Title:

5

SCHEDULE A
Name:

Maximum
		Number of	Number of
		Common	Common
		Shares of	Shares of
	Maximum	Purchaser	Purchaser
Amount of	Amount of	(Subject	(Subject
Committed	Committed	Equity	Equity
Cash	Cash	Securities)	Securities)

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SCHEDULE B
SUMMARY OF TERMS
FOR COMMON STOCK FINANCING OF
CRX ACQUISITION LTD.
FEBRUARY 28, 2007
     This Summary of Terms summarizes the principal terms of the proposed equity financing of a Bermuda exempted company (“Purchaser”) in connection with its formation and its subsequent capitalization. It is intended that Purchaser will (i) acquire all of the assets and assume all of the liabilities of The Cronos Group, a limited liability company (société anonyme holding) organized and existing under the laws of the Grand Duchy of Luxembourg (“Dolphin”), (ii) sell and transfer the interests in container assets formerly owned by Dolphin and its affiliates to FBT Transportation Capital LLC, a Delaware limited liability company (“FBT”), or an affiliate or affiliates thereof (the transactions referred to in clauses (i) and (ii) above being hereinafter referred to collectively as the “Transaction”), and (iii) manage container assets owned by CF Leasing Limited (a Bermuda exempted company) and/or any of its affiliates (and their respective successors and assigns) following consummation of the Transaction.
     It is intended that Dennis J. Tietz, Peter J. Younger, Frank P. Vaughan and John C. Kirby, current officers and/or directors of Dolphin (such individuals being referred herein to as the “Management Parties”) will acquire, along with FBT, common shares, US $0.01 par value, of Purchaser (the “Common Shares”) in connection with Purchaser’s capitalization in connection with the Transaction. It is presently anticipated that a third party investor or investors that are accredited investors (“Third Party Investors”) will join in such acquisition of Common Shares with FBT and the Management Parties. FBT, the Third Party Investors and the Management Parties are sometimes referred to herein as the “Investor Parties.” The Third Party Investors that will make equity investments in Purchaser in accordance with this Summary of Terms will be subject to the prior approval by FBT, which approval will not be unreasonably withheld.
     This Summary of Terms includes the basic proposed rights, preferences and obligations of the Investor Parties, which are to be in embodied in the governance documents of Purchaser and other agreements among the Investor Parties. In addition to the terms set forth in this Summary of Terms, the Investor Parties intend to negotiate additional customary terms for inclusion in the governance documents and such other agreements. All sums in dollars contained herein shall refer to U.S. Dollars.

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Offering Terms

Closing Date:	As of the closing of the Transaction (the “Closing”).

Investor Parties:	At Closing, the Management Parties will acquire a minimum of 2,000,000 Common Shares of Purchaser, which may be increased up to a maximum of 4,000,000 Common Shares of Purchaser, in exchange for their contribution of cash.

At Closing, FBT will acquire 4,800,000 Common Shares of Purchaser in exchange for its contribution of cash.

At Closing, Third Party Investors will acquire up to 5,000,000 Common Shares of Purchaser, in exchange for their contribution of cash. In the event that Management Parties and Third Party Investors do not invest at least $7,000,000 in cash at Closing to purchase Common Shares of Purchaser, then FBT will agree to purchase an additional number of Common Shares for a sum that is equal to the amount by which $7,000,000 exceeds the total amount actually invested by the Third Party Investors and Management Parties.

Price Per Common Share of Purchaser to be Acquired:	US $1.00 per share

Counsel and Expenses:	Each party shall pay its own expenses incurred in connection with the matters contemplated herein, including the completion of the Transaction and/or the termination of the definitive agreements governing same, irrespective of the completion of the transactions contemplated hereunder.

CHARTER

General:	Except as described below, the Charter will include standard terms. “Blank Check” preferred shares will be authorized permitting the creation and issuance of preferred shares by the Board of Directors of Purchaser (the “Board”) in the future, although the issuance of any preferred shares will be subject to the terms and conditions of the Shareholders Agreement described below. Supermajority shareholder voting provisions will be required in connection with the approval and adoption of certain transactions and events, as described below under “Liquidation Events.”

SHAREHOLDERS AGREEMENT

General:	The Shareholders Agreement will address how the Board is to be composed, how the Investor Parties and any other/future investors

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would fit into that scheme, and shareholder voting agreement provisions to enforce the intended Board composition terms and related matters.

Dividends:	Dividends will be paid in respect of Common Shares when, as and if declared by the Board of Directors, but subject in all respects to “Matters Requiring Board Approval” below.

Information Rights:	Purchaser will deliver to the holders of Common Shares (i) audited consolidated financial statements no later than 120 days after the end of each fiscal year, (ii) unaudited consolidated quarterly financial statements no later than 60 days after each quarter and (iii) such operational information as reasonably requested by FBT and the Third Party Investors.

Board Matters / Voting Rights:	Purchaser’s Board of Directors shall initially be composed of five members: (i) Dennis J. Tietz, (ii) Peter J. Younger, (iii) two directors designated by FBT and (iv) one director designated by the Third Party Investors. Any replacement of Messrs. Tietz or Younger must be first approved by FBT. However, only an Investor Party that has designated a director may remove that director. These arrangements will remain in effect for a period of not less than two years following the date of the Shareholders Agreement.

Restriction on Transfer:	The Investor Parties shall not transfer or otherwise dispose of any Common Shares or securities convertible, exercisable or exchangeable into Common Shares, except (i) to a permitted transferee (an affiliate, in the case of FBT and any Third Party Investor, and a trust or other estate planning vehicle, in the case of a Management Party), (ii) pursuant to a public offering approved in accordance with, and as described in, “Matters Requiring Board Approval” below, (iii) to the Company or (iv) as described under “Right of First Refusal/Tag Along,” “Drag Along” and “Repurchase of Management Shares” below.

Right of First Refusal/Tag Along:	Purchaser (first) and the Investor Parties (second) shall have a right of first refusal with respect to the proposed sale of any Common Shares or any other shares of Purchaser by any of the Investor Parties, in each case with a right of oversubscription of shares unsubscribed by the other holders of the Common Shares. In addition, before any Investor Parties may offer to sell collectively 60% or more of Purchaser’s outstanding Common Shares, they must give the other Investor Parties an opportunity to participate in such sale on a basis proportionate to the amount of securities held by the seller(s) and those held by the other participating Investor Parties.

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Drag Along:	If one or more Investor Parties holding collectively at least 50% of Purchaser’s Common Shares propose to sell their Common Shares to a third party (not constituting permitted transferees), and such sale shall have been approved by FBT, then the selling Investor Parties shall have the right to require all of the other Investor Parties to include in such sale the Common Shares of such other Investor Parties.

Budget Approval:	Management will prepare and submit to the Board for approval, at least thirty days prior to the end of each fiscal year, (i) a comprehensive operating budget forecasting Purchaser’s revenues, expenses, and cash position on a quarter-to-quarter basis for the upcoming fiscal year and (ii) a quarter-to-quarter capital expenditure budget for the upcoming fiscal year.

Matters Requiring 75% Board Approval:	Purchaser will not, without the approval of a number of directors constituting at least 75% of the entire Board of Directors:

(A) (i) liquidate, dissolve or wind up the affairs of Purchaser, or effect any Liquidation Event (as defined below); (ii) authorize or create any class or series of, or increase the authorized number of, or issue, any shares (including the Common Shares), or any options, warrants or other rights or securities convertible into or exercisable or exchangeable for, or otherwise relating to, any such shares, options, warrants, rights or securities (collectively, “Equity Securities”) (other than with respect to a to-be-determined sum of Common Shares, including those issuable upon exercise of options, which may be issued to employees and directors of Purchaser under an equity incentive compensation plan to be approved by the Board of Directors, which shall also include the approval of both of the FBT Directors, after Closing), (iii) amend, alter, or repeal any provision of the charter, memorandum of association, byelaws and other constituent governing documents of Purchaser; (iv) purchase or redeem, or declare or pay any dividend on, any Equity Securities, (v) create or authorize the creation of any debt security; (vi) adopt or approve any stock option plan or other executive equity compensation plan or benefit plan (other than as referred to in sub-clause (ii) above; or (vii) increase or decrease the size of the Board of Directors.

(B) (i) make any loan or advance to, or acquire (whether by purchase, merger, amalgamation, recapitalization, consolidation or otherwise) any share or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly-owned by Purchaser prior to such loan, advance or acquisition; (ii) make any loan or advance to any other person other than the

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extension of trade credit in the ordinary course of Purchaser’s business; (iii) guarantee any indebtedness except for indebtedness of any subsidiary or trade accounts of any subsidiary arising in the ordinary course of Purchaser’s business; (iv) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $30,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years; (v) incur any aggregate indebtedness for borrowed money (including, for this purpose, capital lease obligations) that at any one time is (or would be upon its incurrence) greater than $250,000, except that trade credit incurred in the ordinary course of Purchaser’s business shall not be deemed indebtedness for borrowed money; (vi) make or commit to the making of any capital expenditure in excess of $1,000,000, that is not already included in a Board-approved budget; (vii) enter into or be a party to any transaction with any director, officer or employee of Purchaser or any “associate” (as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any such person other than compensation arrangements for non-executive employees that are included in a Board-approved budget; (viii) hire, fire or change the compensation of any executive officer; (ix) change the principal business of Purchaser, enter new lines of business, or exit the current line of business; (xii) sell, transfer, pledge or encumber any property of Purchaser or its subsidiaries, other than certain customary “permitted” liens, liens created in connection with indebtedness permitted in sub-clause (v) above and liens granted in the ordinary course of Purchaser’s business; (xiii) settle any litigation where the amounts in dispute exceed $100,000; (xiv) acquire or dispose (except in the ordinary course of business) of assets having a value in excess of $200,000; or (xvii) make any amendment to Purchaser’s debt arrangements.

Liquidation Event:	Purchaser will use its commercially reasonable efforts to explore a Liquidation Event by the end of the fifth year following the date of the Shareholders Agreement. It is anticipated that such Liquidation Event will result in aggregate net proceeds of at least $30.0 million, and a minimum consideration to the Investor Parties attributed to the Common Shares of $2.50 per share (such price being subject to usual and customary adjustments for stock splits, reverse splits, stock dividends and similar recapitalization events).

“Liquidation Event” means any transaction or series of related transactions constituting: (i) a voluntary or involuntary liquidation, reorganization, dissolution or winding up of Purchaser, (ii) a direct

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or indirect, transfer, in one or a series of transactions, of all or substantially all of the assets of Purchaser, (iii) a sale, amalgamation, merger, reclassification, recapitalization, restructuring, consolidation or business combination or any other similar transaction of or involving Purchaser, unless the holders of record of Purchaser’s voting stock as constituted immediately prior to the consummation of any such transaction will, immediately after any such transaction hold greater than 50% of the voting stock of the acquiring entity or surviving entity, or either of such entities’ parent, in approximately the same relative percentages after any such transaction as before any such transaction, or (iv) the consummation of any transaction by which any person or group (as referred to in Section 13(d)(3) of the Exchange Act), other than FBT, the Third Party Investors or any of their respective permitted transferees, is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of Purchaser.

Until the fifth anniversary of the date of the Shareholders Agreement, the approval of a Liquidation Event described in clauses (ii) or (iii) above in the immediately preceding paragraph shall also require the affirmative vote of Shareholders holding at least 65% of the outstanding shares of Common Shares. On and after the fifth anniversary of the date of the Shareholders Agreement, the approval of a Liquidation Event described in such clauses (ii) or (iii) shall require only the affirmative vote of Shareholders holding not less than the minimum statutorily required percentage of shares outstanding in order for such proposal to be approved. The Purchaser’s charter shall contain these provisions.

Purchase or Repurchase of Investor Parties’ Shares:	For the first five (5) years following the execution and delivery of the Shareholders Agreement, the Purchaser and the Shareholders will be subject to usual and customary share purchase and repurchase arrangement provisions to be determined by mutual agreement by and among the Purchaser and the Investor Parties (including the Management Parties), including rights of first refusal and rights to purchase and repurchase Common Shares upon the occurrence of certain events affecting an Investor Party, such as death, disability, divorce, foreclosure, retirement, insolvency, voluntary or involuntary transfer or sale and termination of employment of an Investor Party. Following such five (5) year period, it is currently intended that the Shareholders shall not be subject to such purchase or repurchase arrangements by or on behalf of the Purchaser and such other Investor Parties.

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Termination:	All rights under the Shareholders Agreement shall terminate upon a Liquidation Event.

OTHER AGREEMENTS

Registration Rights Agreement:	The parties shall enter into a registration rights agreement that shall provide for three demand registrations by any person holding at least 15% of the registrable securities at any time following the earlier of (a) three (3) years after the date of the Closing and (b) six months following an initial public offering. In addition, the parties shall have piggyback registration rights and the agreement shall contain such other usual and customary provisions as the parties may agree.

Employment Agreements:	Messrs. Tietz and Younger will each enter into an employment agreement in a form reasonably acceptable to Purchaser and to FBT. Messrs. Tietz’s and Younger’s employment agreements shall each have terms and conditions substantially the same as those contained in the proposed draft employment agreement attached to their respective equity commitment letter as Exhibit I thereto. Messrs. Tietz and Younger will each waive any severance payments they may be entitled to under their existing employment arrangements. In addition, Mr. Younger will waive any transaction bonus that he may be entitled to receive upon the consummation of the Transaction. The terms and conditions of Messrs. Vaughan’s and Kirby’s current employment agreements with certain Subsidiaries of Dolphin shall remain in full force and effect and will not be affected by the Transaction.

Employee Stock Options, Restricted Shares, Etc.:	Subject to the provisions set forth above, the Board of Directors of Purchaser shall implement such employee stock option, restricted shares and such other equity compensation plans as it may determine.

Definitive Agreements; Governing Law:	This summary of terms does not constitute or create, and shall not be deemed to constitute or create, any legally binding or enforceable obligation, or any commitment to invest, on the part of any party referred to in this summary of terms. No such obligation shall be created except by the execution and delivery of definitive agreements containing such terms and conditions of as shall be agreed upon by the parties and then only in accordance with the terms and conditions of such agreements. All such definitive agreements shall be governed in all respects by the laws of the State of New York (except with respect to certain terms that shall be governed by the internal law of the jurisdiction of formation of Purchaser).

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EXHIBIT I
FORM OF EMPLOYMENT AGREEMENT
[Form of Employment Agreement not attached]

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ANNEX 4
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this ___ day of                     , 2007 by and between The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”) and CRX Acquisition Ltd., an exempted company organized under the laws of Bermuda (“Purchaser”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined below).
     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of February 28, 2007 (the “Asset Purchase Agreement”) made by and among the Company, Purchaser and FB Transportation Capital LLC, a limited liability company organized under the laws of Delaware (“Sponsor”), the Parties have agreed to the terms on which the Company shall sell, and Purchaser shall purchase, the Company Assets and the Company shall transfer, and Purchaser shall assume, the Company Liabilities; and
     WHEREAS, it is a condition to the obligations of the Company, on the one hand, and Sponsor and Purchaser, on the other hand, to consummate the Assets Sale that the Company shall have transferred, and Purchaser shall have acquired and assumed, the Company Assets and the Company Liabilities by executing and delivering this Agreement at the Closing.
     NOW, THEREFORE, in consideration of the foregoing and in accordance with the terms of the Asset Purchase Agreement, the Company and Purchaser agree as follows:
     1. Assignment and Assumption.
          (a) The Company does hereby sell, transfer, assign and deliver to Purchaser all of the right, title and interest of the Company in, to and under the Company Assets; and Purchaser does hereby accept all the right, title and interest of the Company in, to and under the Company Assets.
          (b) The Company does hereby sell, transfer, assign, delegate and deliver to Purchaser all of the right, title, interest and obligations of the Company in, to and under the Company Liabilities, and Purchaser does hereby assume and agree to pay, perform and discharge promptly and fully when and as due, whether by acceleration or otherwise, the Company Liabilities, including, without limitation:
               (i) the obligations of the Company as guarantor under the guaranties listed on Schedule 1 hereto;

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               (ii) the Company’s liabilities and obligations under the Company’s Policies and Procedures With Respect to the Indemnification of Directors and Officer, dated August 4, 1999, as amended June 1, 2001 (excluding any such liability or obligation to those directors and officers of the Company identified in Schedule 9.7(a) of the Disclosure Schedule);
               (iii) the Company’s liabilities and obligations under the Indemnification Agreements listed on Schedule 2 hereto (the “Indemnification Agreements”);
               (iv) all liabilities and expenses of the Company incurred in implementing the Plan of Liquidation, including the fees and expenses of the Liquidator.
          (c) Purchaser and Parent hereby acknowledge that consummation of the Assets Sale represents a “change in control” under the terms of the Indemnification Policies and the Indemnification Agreements.
     2. Power of Attorney.
          (a) The Company hereby irrevocably constitutes and appoints Purchaser its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead, to execute, acknowledge, deliver, swear to, file, and record such documents, instruments, and certificates as may be necessary or appropriate to carry out the provisions of this Agreement, including, without limitation, the sale, transfer, assignment and delivery of the Company Assets and the assignment and delegation of the Company Liabilities to Purchaser.
          (b) The appointment of Purchaser as attorney-in-fact shall be deemed to be a power coupled with an interest and irrevocable, and shall survive the liquidation and dissolution of the Company. Any Person dealing with Purchaser may conclusively presume and rely upon the fact that any instrument referred to above, executed by Purchaser as attorney-in-fact for the Company, is authorized, regular and binding, without further inquiry. If required, the Company shall execute and deliver to Purchaser within five days after the receipt of a request therefor, such further designations, powers of attorney, or other instruments as Purchaser shall deem necessary for the purposes of this provision.
     3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed fully within such State and without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
     4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

CRX ACQUISITION LTD.

By:
Name:
Title:

THE CRONOS GROUP

By:
Name:
Title:
FULL AND FAITHFUL PERFORMANCE BY PURCHASER OF
EACH AND EVERY OF THE TERMS AND PROVISIONS OF THIS
AGREEMENT IS HEREBY GUARANTEED BY:
FB Transportation Capital LLC

By
Name:
Title:

3

Schedule 1
List of Guaranties
1.	Amended and Restated Guaranty, dated as of July 19, 2001, as amended as of September 23, 2003, and as of August 1, 2005, by the Company in favor of Fortis, Hollandsche Bank-Unie N.V., and NIBC Bank N.V.
2.	Guaranty, dated September 9, 2005, by the Company in favor of Banc of America Leasing & Capital, LLC, as Lender.
3.	Guaranty, dated as of March 16, 2001, by and between the Company and ORIX USA Corporation guaranteeing the obligations of CCC (successor in interest to CCI by Notice of Consolidation and Consent, dated as of November 21, 2006) under the Equipment Lease Agreement, dated as of March 16, 2001.
4.	Unconditional Guaranty (re Equipment Lease Agreement No. 3259-1), dated as of October 26, 1995, by and between the Company and GE Capital (successor in interest to MDFC, later known as BCC, by assignment from BCC to GECC, dated as of May 25, 2004) guaranteeing the obligations of CCC (successor in interest to CCI by Notice of Consolidation and Consent, dated as of December 14, 2006) to GECC.
5.	Amended and Restated Unconditional Guaranty (Equipment Lease Agreement No. 3259-1, re Amended and Restated Individual Equipment Record No. 101), dated as of October 1, 2004, by and between the Company and General Electric Capital Corporation (successor in interest to MDFC, later known as BCC, by assignment from BCC to GECC, dated as of May 25, 2004).
6.	Amended and Restated Unconditional Guaranty (Equipment Lease Agreement No. 3259-1, re Amended and Restated Individual Equipment Record No. 102), dated as of October 1, 2004, by and between the Company and General Electric Capital Corporation.
7.	Guaranty, dated as of February 18, 1999, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
8.	Guaranty, dated as of March 25, 1999, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease

Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
9.	Guaranty, dated as of June 25, 1999, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
10.	Guaranty, dated as of September 17, 1999, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
11.	Guaranty, dated as of February 29, 2000, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
12.	Guaranty, dated as of October 27, 2000, by and between the Company and PLM, assigned by PLM to CAB Container Partners by that certain Assignment and Assumption Agreement (Container Lease Agreements), effective as of October 1, 2006, and terminated except with respect to certain rights and obligations accrued to PLM prior to October 1, 2006 by that certain Termination of Equipment Lease Agreements and Guaranties, by and among CAB Container Partners, CCC, CCL, and the Company, effective as of October 1, 2006.
13.	General Guarantee On First Demand, dated as of February 2003, by and among the Company and Svenska Handelsbanken AB and Handelsbanken.
14.	Continuing Guarantee (Multicurrency), [undated], by and between the Company and Bank of America, National Association (entered into in July or August 2003).

15.	On-Demand Guarantee, dated as of June 21, 2005, by and between the Company and SG Finans AS.
16.	Guarantee, dated June 23, 2005, by and between the Company and Siemens.

17.	Continuing Guarantee & Indemnity, [undated], by and between the Company and Handelsbanken (entered into on or about February 24, 2006) guaranteeing obligations of CCL.
18.	Guarantee & Indemnity — Cross Border (All Monies), dated March 17, 2005, by and among the Company, Barclays Technology Finance Limited and CCL.
19.	Guarantee & Indemnity — Cross Border (All Monies), dated March 9, 2006, by and among the Company, Barclays Technology Finance Limited and CCL.
20.	Guaranty and Suretyship Agreement, dated as of August 17, 1997, as amended on March 18, 1999, by the Company regarding CNV and CAY, as Obligors, in favor of P&R.
21.	Guaranty and Suretyship Agreement, dated as of August 26, 1997, by the Company regarding CNV, as Obligor, in favor of Intermodal Partners.
22.	Guaranty and Suretyship Agreement, dated as of August 26, 1997, by the Company regarding CNV, as Obligor, in favor of Container Partners V.

Schedule 2
List of Company
Indemnification Agreements
1.	Amended and Restated Indemnification Agreement between the Company and Dennis J. Tietz, dated November 6, 2002.
2.	Amended and Restated Indemnification Agreement (Director) between the Company and Maurice Taylor, dated November 6, 2002
3.	Amended and Restated Indemnification Agreement (Director) between the Company and Charles Tharp, dated November 6, 2002.
4.	Indemnification Agreement (Director) between the Company and S. Nicholas Walker, dated November 6, 2002.
5.	Amended and Restated Indemnification Agreement between the Company and Peter J. Younger, dated November 6, 2002.
6.	Indemnification Agreement (Director) between the Company and Robert M. Melzer, dated November 6, 2002.

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